Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
Seitel, Inc., et al., [1]	)	Case No. 03-12227 (PJW)
)
Debtors.	)	(Jointly Administered)

DISCLOSURE STATEMENT FOR DEBTORS' JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

GREENBERG TRAURIG, LLP 100 West Street, Suite 1540 Wilmington, Delaware 19801 (302) 661-7000 Attention: Scott D. Cousins, Esq. (No. 3079) 200 Park Avenue New York, New York 10166 (212) 801-9200
Attention:	Hal M. Hirsch, Esq. Howard J. Berman, Esq. Allen G. Kadish, Esq.
Counsel to Seitel, Inc., et al., Debtors and Debtors-in-Possession

Dated: August 5, 2003

THIS DISCLOSURE STATEMENT HAS NOT YET BEEN CONSIDERED OR APPROVED BY THE COURT.

1  The Debtors are the following entities: Seitel Management, Inc.; N360X, L.L.C.; Seitel Delaware, Inc.; Seitel Data Corp.; Seitel Data, Ltd.; Seitel Offshore Corp.; Datatel, Inc.; Seitel Solutions, Inc.; Seitel Solutions, L.L.C.; Seitel Solutions, Ltd.; SI Holdings, G.P.; Seitel Solutions Holdings, L.L.C.; Seitel Canada Holdings, Inc.; SEIC, Inc.; SEIC, L.L.C.; DDD Energy, Inc.; Energy Venture Holdings, L.L.C.; Endeavor Exploration, L.L.C.; Seitel Geophysical, Inc.; Seitel Gas & Energy Corp.; Seitel Power Corp.; Geo-Bank, Inc.; Alternative Communication Enterprises, Inc.; EHI Holdings, Inc.; Exsol Inc.; Seitel IP Holdings, LLC; Seitel Natural Gas, Inc.; Seitel Canada L.L.C.; Matrix Geophysical, Inc.; and Express Energy I, LLC.

INTRODUCTORY STATEMENT

    SEITEL, INC. ("SEITEL") AND THE OTHER DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE "DEBTORS") IN THESE JOINTLY ADMINISTERED CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE"), SUBMIT THIS DISCLOSURE STATEMENT (THIS "DISCLOSURE STATEMENT") FOR THE DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, DATED JULY 21, 2003 (THE "PLAN").

    THE PLAN IS THE RESULT OF EXTENSIVE NEGOTIATIONS AMONG THE DEBTORS AND THE HOLDER OF THE DEBTORS' NOTES, BERKSHIRE HATHAWAY INC. (OR ITS DESIGNEE) ("BERKSHIRE") REPRESENTING MORE THAN NINETY-NINE (99%) PERCENT OF THE DEBTORS' TOTAL UNSECURED CLAIMS. THE DEBTORS BELIEVE THAT THE PLAN PROVIDES FOR A LARGER DISTRIBUTION TO HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS THAN WOULD OTHERWISE RESULT IF AN ALTERNATIVE RESTRUCTURING PLAN WERE PROPOSED OR IF THE DEBTORS WERE LIQUIDATED. INDEED, IF GENERAL UNSECURED CLAIMS (EXCLUDING SEITEL UNSECURED CLAIMS AND THE NOTEHOLDER CLAIMS) ARE $1,500,000 (AS THE DEBTORS BELIEVE THEY ARE) OR LESS, HOLDERS OF GENERAL UNSECURED CLAIMS (EXCLUDING SEITEL UNSECURED CLAIMS AND THE NOTEHOLDER CLAIMS) WILL BE PAID IN FULL. THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS' CREDITORS AND EQUITY INTEREST HOLDERS AND STRONGLY URGE ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS RECEIVING BALLOTS TO ACCEPT THE PLAN.

    THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE.

    THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT THE PLAN. ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (WHICH IS ANNEXED HERETO AS EXHIBIT A), ANY OTHER EXHIBITS ANNEXED HERETO, THE PLAN SUPPLEMENT AND ANY OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT PRIOR TO THE END OF SOLICITATION PERIOD FOR THE PLAN. FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. WHILE EVERY EFFORT HAS BEEN MADE TO SUPPLY COMPLETE AND ACCURATE INFORMATION TO ASSIST HOLDERS OF CLAIMS AND EQUITY INTERESTS IN VOTING ON THE PLAN, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE ACCURATE OR WILL CONTINUE TO BE MATERIALLY ACCURATE, OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

1 All capitalized terms and phrases used in this Disclosure Statement and not otherwise defined herein will have the meanings ascribed to them in the Plan.

    THE CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN ARE THE CLASS 2 HELLER SECURED CLAIM, CLASS 3 GENERAL UNSECURED CLAIMS, CLASS 4 SEITEL UNSECURED CLAIMS, CLASS 6 SECURITIES CLAIMS AND CLASS 7 HOLDERS OF OLD SEITEL COMMON STOCK. UNCLASSIFIED CLAIMS (ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS) AS WELL AS CLASS 1 OTHER PRIORITY CLAIMS, CLASS 2A OTHER SECURED CLAIMS, CLASS 5 PEARLMAN CLAIMS AND CLASS 10 INTERCOMPANY CLAIMS ARE UNIMPAIRED, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 8 OLD SUBSIDIARY EQUITY INTERESTS AND CLASS 9 WARRANTS ARE IMPAIRED AND WILL NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN ON ACCOUNT OF THEIR EQUITY INTERESTS AND, THEREFORE, ARE DEEMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE.

    [THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO MAKE AN INFORMED JUDGMENT AS TO WHETHER TO ACCEPT OR REJECT THE PLAN. HOWEVER, THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A RECOMMENDATION OR DETERMINATION BY THE COURT WITH RESPECT TO THE MERITS OF THE PLAN.]

    NO PERSON MAY GIVE ANY INFORMATION ON BEHALF OF THE DEBTORS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN, OTHER THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN.

I. INTRODUCTION AND SUMMARY

A. Overview of Disclosure Statement

On July 21, 2003, Seitel and the other Debtors filed petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court. By order of the Bankruptcy Court dated July 25, 2003, the Debtors' cases are being jointly administered. On July 21, 2003, the Debtors filed with the Bankruptcy Court their Joint Plan of Reorganization (the "Plan"). The Debtors are distributing this Disclosure Statement pursuant to Bankruptcy Code section 1125, to provide the Debtors' Creditors and Equity Interest Holders with adequate information to make an informed judgment on whether to accept or reject the Plan. Please read this Disclosure Statement and the Plan carefully and follow the instructions set forth below to vote on acceptance of the Plan.

Attached as Exhibits to this Disclosure Statement are copies of the following:

    The Plan (Exhibit A);

    Order of the Bankruptcy Court dated July ___, 2003 (the "Disclosure Statement Order"), which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation of and tabulation of votes to accept or reject the Plan (Exhibit B);

    Seitel's Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended March 31, 2003 (Exhibit C);

    Debtors' Annual Report on Form 10K pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934 for the annual period ended December 31, 2002, including Seitel's audited consolidated financial statements for the period ended December 31, 2002 (Exhibit D);

    Debtors' Liquidation Analysis (Exhibit E).

YOU SHOULD READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING ON THE PLAN. THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN TERMS OF THE PLAN, BUT THE PLAN ITSELF IS THE GOVERNING DOCUMENT. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN WILL CONTROL.

A SUMMARY DESCRIPTION OF THE CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS AND THE TREATMENT PROPOSED UNDER THE PLAN IS CONTAINED UNDER "SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN" BELOW. AS PREVIOUSLY NOTED, A COMPLETE COPY OF THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

The Debtors reserve certain rights to amend, modify, or supplement the Plan at any time before the confirmation of the Plan, pursuant to Section 12.3 of the Plan, provided that such amendments or modifications do not materially alter the treatment of, or distributions to, Holders of Claims and Equity Interests under the Plan.

ALL FINANCIAL INFORMATION PRESENTED IN THIS DISCLOSURE STATEMENT WAS PREPARED BY THE DEBTORS. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO REVIEW THE PLAN IN FULL BEFORE VOTING ON THE PLAN TO ENSURE A COMPLETE UNDERSTANDING OF THE PLAN AND THIS DISCLOSURE STATEMENT.

Certain statements, projections of future operating results, and the like contained in this Disclosure Statement and elsewhere are statements that the Debtors believe constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Debtors, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; competition; loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; adverse determinations in any exiting or future litigation or regulatory proceedings; and any other factors referenced in this Disclosure Statement or otherwise. See "CERTAIN RISK FACTORS TO BE CONSIDERED" below. These forward-looking statements speak only as of the date of this Disclosure Statement, and the Debtors expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Disclosure Statement to reflect any change in the Debtors' expectations with regard to such statements or any change in events, conditions or circumstances on which any such statement is based.

THIS DISCLOSURE STATEMENT IS INTENDED FOR THE SOLE USE OF THE HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS AND OTHER PARTIES IN INTEREST AND FOR THE SOLE PURPOSE OF ASSISTING THEM IN MAKING AN INFORMED DECISION ABOUT THE PLAN. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONJUNCTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT OR IN THE BALLOTS. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

APPROVAL OF THE LEGAL ADEQUACY OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT IS NOT A CERTIFICATION BY THE BANKRUPTCY COURT AS TO THE TRUTH OR ACCURACY OF THE FACTUAL MATTERS THAT ARE CONTAINED IN THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTORS, AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN, BUT AS TO ANY LITIGATION INVOLVING ANY OF THE DEBTORS WHETHER IN THE BANKRUPTCY COURT OR OTHERWISE, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE DEFINITIONS GIVEN TO THEM IN THE PLAN.

B. Summary of Classification and Treatment Under the Plan

The Plan divides the Claims against, and Equity Interests in, the Debtors into Classes and sets forth the treatment afforded to each Class. The classification of Claims and Equity Interests and the distributions to be made to each Class takes into account the relative priorities of Claims and Equity Interests. The Debtors believe that they have classified all Claims and Equity Interests in compliance with the provisions of section 1122 of the Bankruptcy Code.

Time is of the essence in confirming the Plan. The Plan Funders are obligated to fund the Plan only if the Plan is confirmed on or before November 18, 2003. Absent such funding Holders of Old Seitel Common Stock might receive nothing and Holders of Allowed General Unsecured Claims and Allowed Seitel Unsecured Claims might receive substantially less than they will receive under the Plan. Delay could also adversely affect the Debtors' business operations and increase the costs of administering the Chapter 11 Cases.

If the Plan is confirmed by the Bankruptcy Court, each Holder of an Allowed Claim or Allowed Equity Interest will receive the same treatment as all Holders of other Allowed Claims or Allowed Equity Interests in the same Class, regardless of whether a particular Holder voted to accept the Plan. Moreover, upon Confirmation, the Plan will be binding on all Holders of Claims and Equity Interests regardless of whether such Holders of Claims or Equity Interests voted to accept the Plan.

The Plan creates various Classes of Claims against, and Equity Interests in, the Debtors. The table below sets forth the specific classification and treatment under the Plan of each of the Classes.

Class	Type of Claim or Interest	Description/Treatment

Unclassified	Allowed Administrative Claims (Unimpaired; Not Entitled to Vote)

Administrative Claims are Claims for costs and expenses of the Debtors that arose during the pendency of the Chapter 11 Cases.

Allowed Administrative Claims will be paid in full in Cash (a) on the Effective Date or as soon as practicable thereafter, (b) on such other terms as may be agreed upon, or (c) as performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

Recovery: 100%

Unclassified	Allowed Priority Tax Claims (Unimpaired; Not Entitled to Vote)

Priority Tax Claims are certain Claims of taxing authorities that are afforded priority treatment under the Bankruptcy Code.

Allowed Priority Tax Claims will be paid in full in Cash on the later of (a) the Effective Date; (b) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (c) the date such Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced; or (d) the date as may be agreed upon between the Holders of such Allowed Priority Tax Claims and the Debtors. Alternatively the Debtors may elect to pay cash payments deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code with interest paid on the unpaid portion of such Allowed Priority Tax Claim at a rate agreed upon by the Debtors and the applicable governmental unit or as determined by the Bankruptcy Court.

Recovery: 100%

Unclassified	Debtor-in-Possession Financing Claims (Unimpaired; Not Entitled to Vote)

Any and all amounts due under any debtor-in-possession financing facility shall be repaid in full in Cash on the Effective Date unless otherwise agreed to between the Debtors and/or Reorganized Debtors and the lender.

Recovery: 100%.

1	Other Priority Claims (Unimpaired; Not Entitled to Vote)

Other Priority Claims are those Claims which are entitled to priority under section 507(a) of the Bankruptcy Code, but do not include Administrative Claims or Priority Tax Claims.

Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 1 Claim shall be paid in full in Cash on the Effective Date or as soon thereafter as is practicable or when otherwise due and owing in the ordinary course of business.

Estimated Recovery: 100%

2	Heller Secured Claim (Impaired; Entitled to Vote)

Heller is the Holder of the Heller Secured Claim.

To the extent the Heller Secured Claim is not satisfied in full and released prior to the Effective Date, Heller shall retain its liens securing the Heller Secured Claim to the extent of the Allowed amount of such Claim. Unless otherwise agreed to by the Debtors and Heller, the maturity of the Heller Secured Claim shall be extended through and including April 30, 2005, and from and after the Effective Date the Debtors shall pay Heller $208,333.33 plus interest calculated at the rate provided for in the loan documents governing the Heller Secured Claim on the outstanding principal balance with any remaining principal and accrued interest thereon to be paid in full on or before April 30, 2005.

2A	Other Secured Claims (Unimpaired; Not Entitled to Vote)

Other Secured Claims are those Claims, other than the Heller Secured Claim, that are secured by a lien on or security interest in property of one or more of the Debtors.

Unless the Holder of an Other Secured Claim and the Debtors agree to a different treatment, at the Debtors' election each Holder of an Allowed Other Secured Claim shall receive one of the following alternative treatments: (a) the applicable Reorganized Debtor shall execute a written undertaking in favor of the Holder of such Claim, whereby the Reorganized Debtor assumes such Claim and leaves unaltered such Holder's legal, equitable, and contractual rights with respect to such Claim; (b) the applicable Reorganized Debtor shall cure and reinstate the Secured Claim in full compliance with Bankruptcy Code § 1124(2) in which event the Debtor shall (i) cure any such default that occurred before or after the Petition Date other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstate the maturity of such Claim as such maturity existed before such default, (iii) compensate the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, and (iv) execute a written undertaking in favor of such Holder, whereby the applicable Reorganized Debtor assumes such Claim and does not otherwise alter the legal, equitable or contractual rights of such Holder with respect to such Claim; or (c) the applicable Reorganized Debtor shall surrender to the Holder all collateral securing such Holder's Claim and such Holder shall be Allowed a Class 3 or Class 4 Claim, as applicable, if and to the extent that the Bankruptcy Court determines that the value of the Holder's collateral was less than its Allowed Secured Claim.

Estimated Allowed Amount of Claims: $0

Estimated Recovery: N/A

3	General Unsecured Claims (Impaired; Entitled to Vote)

Class 3 Claims consists of the Holders of General Unsecured Claims, but does not include Claims on which only Seitel and/or the No Asset Debtors are liable.

On the later of: (a) the Effective Date; or (b) a Final Order Allowing a Claim, each Holder of a Class 3 General Unsecured Claim will receive Cash equal to 71% of its Allowed Claim; provided, however, that (1) to maximize the recoveries to be received by all other Holders of Allowed Class 3 Claims and to reduce administrative expenses and expedite the Effective Date, the first $1,500,000 distributed to Holders of Allowed Class 3 Claims shall be distributed Pro Rata to Holders of Allowed Class 3 Claims other than Allowed Class 3 Claims of the Noteholders, provided that no Class 3 Creditor shall be entitled to receive or shall be paid more than 100% on account of such Holder's Class 3 Allowed Claim; and (2) if a Holder of an Allowed Class 3 Claim is entitled to a distribution under Class 4, all distributions on account of its Class 4 Claim(s) will be credited against the distribution on account of its Class 3 Claim. By way of example of the second proviso, the Noteholders have Allowed Claims in both Class 3 and Class 4 because Seitel and subsidiaries that are not No Asset Debtors are jointly liable on account of the Notes. As a result, the Noteholders shall first receive the treatment and distributions provided for Holders of Allowed Class 4 Claims and such distributions shall be deducted from the distributions due to the Noteholders pursuant to their Allowed Class 3 Claim. The Debtors believe Allowed Class 3 Claims other than the Noteholder Claims will be less than $1,500,000 so all Allowed Class 3 Claims other than the Noteholder Claims will be paid in full in Cash.

Estimated Number of Claims, including Claims Held By Noteholders: 161

Estimated Allowed Amount of Claims, excluding Claims Held By Noteholders: $966,601.52

Estimated Recovery of Allowed Claims, excluding Noteholder Claims: 100%

Estimated Allowed Amount of Noteholder Claims: $259,115,184.27

Estimated Recovery of Noteholder Claims: 70.8%

4	Seitel Unsecured Claims (Impaired; Entitled to Vote)

Class 4 consists of the Seitel Unsecured Claims which are all unsecured Claims that are obligations of Seitel or a No Asset Debtor, including obligations on which Seitel is jointly liable with other Debtors. If other Debtors that are not No Asset Debtors are jointly liable, the Holder of such a Claim will also hold a Class 3 Claim.

On the later of: (a) the Effective Date; or (b) a Final Order Allowing a Claim, each holder of a Class 4 Seitel Unsecured Claim will be paid Cash equal to 25% of its Allowed Claim. If a Class 4 Allowed Claim is also eligible for inclusion in and is an Allowed Claim in Class 3, the recovery obtained by such Class 4 Allowed Claim will be deducted from the recovery otherwise due to such Claim in Class 3.

Estimated Number of Allowed Claims, including Claims of Noteholders: 107

Estimated Allowed Amount of Claims, including $259,115,184.27 of Noteholder Claims: $259,354,763.59

Recovery: 25%

5	Pearlman Claims (Unimpaired; Not Entitled to Vote; Deemed to Have Accepted Plan)

Class 5 consists of the Pearlman Claims which have been guaranteed by non-Debtor subsidiaries in Canada.

As of the Effective Date, Reorganized Seitel shall assume that certain settlement agreement approved by order of the United States District Court for the Southern District of Texas dated May 23, 2003 in the action styled Seitel Inc. v. Pearlman, Case No. H-02-1843, and shall perform all of its obligations under the settlement agreement.

Estimated Allowed Amount of Claims: $459,300.02

Estimated Recovery: 100%

6	Securities Claims (Impaired; Entitled to Vote)

Class 6 Claims consists of all Securities Claims (i.e. Claims that are subordinated to other creditors pursuant to Bankruptcy Code § 510(b).

The Allowed Securities Claims, if any, shall be satisfied exclusively from the D&O Insurance Policies and within the limits of the D&O Insurance Policies, and the Holders of any Allowed Securities Claims shall be deemed to have waived any recovery against any person other than under the D&O Insurance Policies.

Estimated Amount of Claims: Unknown - but less than policy limits

Estimated Recovery: 100%

7	Old Seitel Common Stock (Impaired; Entitled to Vote)

If Class 7 votes to accept the Plan, on the later of: (a) the Effective Date; or (b) a Final Order Allowing an Equity Interest, each Holder of Old Seitel Common Stock shall receive in Cash its Pro Rata share of $10,150,273.20. If Class 7 votes to reject the Plan, no distribution of Cash or any other property shall be made to the Holders of Equity Interests in Class 7.

Estimated Recovery: $.40 per share.

8	Old Subsidiary Equity Interests (Impaired; Not Entitled to Vote; Deemed to Have Rejected Plan)

Class 8 consists of the Old Subsidiary Equity Interests in each of the Debtors except Seitel.

On the Effective Date, the Old Subsidiary Equity Interests shall be cancelled and the Holders of the Old Subsidiary Equity Interests shall not receive or retain any distributions under the Plan.

Estimated Interests: N/A

Estimated Recovery: None

9	Warrants (Impaired; Not Entitled to Vote; Deemed to Have Rejected Plan)

Class 9 consists of the Holders of Warrants.

Under the Plan, the Warrants will be cancelled and Holders of Warrants will not receive or retain any distributions under the Plan.

Estimated Amount of Interests: N/A

Estimated Percentage of Recovery: None

10	Intercompany Claims (Unimpaired; Not Entitled to Vote; Deemed to Have Accepted Plan)

The Intercompany Claims are claims held by one or more of the Debtors against other Debtors or other affiliates of the Debtors.

Under the Plan, on the Effective Date all Intercompany Claims shall be reinstated.

Estimated Amount of Claims: N/A

Estimated Recovery: N/A

C. Voting and Confirmation Procedures

This Disclosure Statement is accompanied by, among other things, copies of (1) the Plan, which is attached as Exhibit A, (2) the Notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing on confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"), and (3) if you are entitled to vote, one or more Ballots (and return envelopes) to be used by you in voting on the Plan.

1. Who May Vote. Under the Bankruptcy Code, impaired classes of claims or interests are entitled to vote to accept or reject a plan of reorganization. A Class that is not impaired under a plan is deemed to have accepted a plan and does not vote. Under the Bankruptcy Code and the Plan, unclassified Administrative Claims and Priority Tax Claims are unimpaired and are not entitled to vote. Under the Plan, Class 1 (Other Priority Claims), Class 2A (Other Secured Claims), Class 5 (Pearlman Claims) and Class 10 (Intercompany Claims) are unimpaired and are deemed to have accepted the Plan without voting. A Class is "impaired" under the Bankruptcy Code when the legal, equitable, and contractual rights of the holders of claims or interests in that class are modified or altered. Class 2 (Heller Secured Claims), Class 3 (General Unsecured Claims), Class 4 (Seitel Unsecured Claims), Class 6 (Securities Claims) and Class 7 (Holders of Old Seitel Common Stock) are entitled to vote on acceptance of the Plan. Holders of Class 8 Old Subsidiary Equity Interests and Class 9 Warrants will receive no distribution under the Plan and are deemed to have rejected the Plan. They shall not, therefore, have the right to vote on the Plan.

If you are the Holder of a Claim or Equity Interest entitled to Vote on the Plan but the Debtors file an objection with respect to your Claim or Equity Interest, you will have the responsibility to request that the Bankruptcy Court grant temporary allowance of your Claim or Equity Interest for voting purposes. Rule 3018 of the Federal Rules of Bankruptcy Procedure provides that the Bankruptcy Court after notice and hearing may temporarily allow the Claim or Equity Interest in an amount or number that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan. If the Debtors file an objection with respect to your Claim or Equity Interest, you are urged to seek the assistance of an attorney.

2. Voting Instructions. All votes to accept or reject the Plan must be cast by using the appropriate form of Ballot enclosed with this Disclosure Statement. No votes other than ones using the Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has set _____, 2003 as the Voting Record Date under the Plan. The Voting Record Date is the date for the determination of record holders of Claims or Equity Interests entitled to receive a copy of this Disclosure Statement and vote, using appropriate Ballots, to accept or reject the Plan. All Ballots (including Master Ballots for record holders of Equity Interests as described above) must be actually received by Delaware Claims Agency L.L.C. (at the address set forth in the Notice provided herewith) no later than [September ___], 2003, at 5:00 p.m. (Prevailing Eastern Time) (the "Voting Deadline"), unless the Bankruptcy Court extends such date before such time.

After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot. Failure to do so may result in the disqualification of your vote on such Ballot. Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

For your vote to count, your Ballot must be properly completed as set forth above and according to the voting instructions on the Ballot and received no later than the Voting Deadline by Delaware Claims Agency L.L.C. (the "Voting Agent"). Any Ballot not indicating an acceptance or rejection will be deemed an acceptance of the Plan. If you are a beneficial holder of a security held by a nominee or record holder, your Ballot must be returned to your nominee or record holder in time for the nominee or record holder to include a summary of your Ballot on the Master Ballot to be submitted to the Voting Agent by the Voting Deadline.

BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT OR COUNSEL TO THE DEBTORS.

D. Questions About Voting Procedures

If (1) you have any questions about (a) the procedures for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your claim holdings, or (2) you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents please contact:

Delaware Claims Agency, L.L.C.
103 West 7th Street, 3rd Floor
Wilmington, Delaware 19801
Attention: Seitel Bankruptcy
Telephone: (302) 658-1067

E. Acceptance or Rejection of the Plan

Under the Bankruptcy Code, a Class of Claims entitled to vote is deemed to have accepted the plan if it is accepted by claimants in such Class who hold at least two-thirds in amount and more than one-half in number of the Allowed Claims of such class of those actually voting on the plan. A Class of interests entitled to vote is deemed to have accepted the Plan if it is accepted by Holders of interests who hold at least two-thirds in amount of the Allowed interests of such Class that have actually voted on the Plan.

If the Plan is not accepted by all impaired Classes of Allowed Claims or Equity Interests, the Plan may still be confirmed by the Bankruptcy Court under Section 1129(b) of the Bankruptcy Code if: (a) the Plan has been accepted by at least one impaired Class of Claims; and (b) the Bankruptcy Court determines, among other things, that the Plan "does not discriminate unfairly' and is "fair and equitable" with respect to each non-accepting impaired Class (the "Cramdown Provisions"). If the Plan is not accepted by all impaired Classes of Allowed Claims or Equity Interests, the Debtors reserve the right to ask the Bankruptcy Court to confirm the Plan under the Cramdown Provisions.

F. Noteholders' Reservation of Rights

Unless the Plan Funders receive 100% of the New Seitel Common Stock and New Subsidiary Equity Interests on the Effective Date as provided in the Plan, and unless the Noteholders vote in favor of the Plan, the Noteholders shall not be deemed to have agreed to accept the treatment set forth herein or in the Plan with respect to their Allowed Class 3 Claims, or to subordinate their recovery on such Claims to any person, or to permit payment of any amount to Old Seitel Common Stock, or otherwise to waive any rights to recover in full under the absolute priority rule as set forth in the Bankruptcy Code.

G. Confirmation Hearing, Objections

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to Confirmation of the Plan. Under section 1128 of the Bankruptcy Code and Rule 3017(c) of the Bankruptcy Rules, the Bankruptcy Court has scheduled the Confirmation Hearing before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 North Market Street, Wilmington, Delaware 19801 on September ___, 2003 at _____: _.m. A notice (the "Confirmation Hearing Notice") setting forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of such adjourned hearing date by the Bankruptcy Court in open court at such hearing.

Any objection to Confirmation of the Plan must be in writing, must comply with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court, and must be filed and served as required in the Confirmation Hearing Notice.

II. PRE-PETITION CORPORATE STRUCTURE, BUSINESS, HISTORY,

DEBT INSTRUMENTS AND CAPITALIZATION OF THE DEBTORS

A. Pre-Petition Corporate Structure

Seitel is a Delaware corporation and is the parent corporation of forty-two (42) direct and indirect subsidiaries, thirty (30) of which are the Debtors in these jointly administered Chapter 11 Cases, which include all of Seitel's direct and indirect domestic subsidiaries. None of Seitel's Canadian or other foreign subsidiaries filed for relief either elsewhere in the United States or in their domicile and none are expected to do so. Rather, the Canadian subsidiaries will continue to operate and to meet their obligations in the ordinary course of business.

B. Business

Seitel was formed in 1982 to own, through subsidiaries, a library of onshore and offshore seismic data that is offered for license to oil and gas companies. The Debtors believe that their library of onshore three-dimensional ("3D") seismic data is one of the largest available for licensing in North America. The Debtors' onshore library also encompasses a substantial amount of two-dimensional ("2D") seismic data. The Debtors' library of offshore data includes both 2D and 3D data covering extensive parts of the Gulf of Mexico shelf and certain deep water areas in the central Gulf of Mexico and offshore Texas. The Debtors regularly add to their library of seismic data by conducting new programs for their own account which are partially underwritten or sponsored by customers and by the acquisition, through purchase or non-monetary exchanges, of existing surveys in selected areas. The Debtors also create new value-added products by applying advanced seismic data processing or other quantitative analytical techniques to selected portions of the library.

The Debtors' principal offices are in Houston, Texas. To support the seismic data licensing business, the Debtors maintain warehouse and storage facilities in Houston, Texas, and domestic marketing offices in Denver, Colorado, and New Orleans, Louisiana, and offer the ability to access and interact with the seismic data owned and marketed by Seitel, via a standard web browser and the Internet. Through non-Debtor subsidiaries, the Debtors' Canadian operations are headquartered in Calgary, Alberta, Canada.

C. Description of Operations

1. Seismic Data Licensing and Library Creation

The Debtors market licenses to seismic data from their library to the oil and gas industry. The data library includes onshore and offshore 2D and 3D data and offshore multi-component data. The Debtors and non-Debtors have ownership in approximately 1.1 million linear miles of 2D and approximately 29,500 square miles of 3D seismic data concentrated primarily in the major North American oil and gas producing areas. The main areas of focus include the onshore, offshore and transition zone of the U.S. Gulf Coast extending from Texas to Florida, Northern Louisiana, Mississippi, East Texas, the Rocky Mountain region and Western Canada. In addition, the Debtors own some international seismic surveys in the Continental Shelf areas offshore the United Kingdom and Ireland.

Three-dimensional seismic data provides a graphic depiction of the earth's subsurface from two horizontal dimensions and one vertical dimension, rendering a more detailed picture than 2D data, which presents a cross-sectional view from one vertical and one horizontal dimension. The more comprehensive geophysical information provided by 3D surveys significantly enhances an interpreter's ability to evaluate the probability of the existence and location of oil and gas deposits. The use of 3D surveys has been demonstrated to increase drilling success rates and, correspondingly, lower exploration and development costs. However, the cost to create 3D seismic data is significantly more than the cost to create 2D seismic data. As a result, 2D data remains important for preliminary, broad-scale exploration evaluation as well as in determining the location and design of 3D surveys. Thereafter, 3D surveys can be used for more site-specific analysis to maximize actual drilling potential and success.

The Debtors actively market data from their library under non-exclusive license agreements using an aggressive marketing strategy combined with strong geophysical expertise. The Debtors' customers usually may not assign or transfer a seismic data license. In the event of a merger or acquisition of an existing customer, the surviving entity generally must pay a fee to relicense any data it wants to continue to use.

License sales generally are made for cash payable within thirty days of invoice, although the Debtors, in certain cases, may permit a customer to make a down payment followed by payments over a period of time usually not more than 12 to 18 months. Some license sales contain provisions under which the Debtors are paid additional amounts when, as and if the licensee acquires additional mineral leases, drills wells or achieves oil or gas production in the areas covered by the data licensed. From time to time, the Debtors license data to customers through a process known as a non-monetary exchange. In these transactions, the Debtors accept payment in the form of seismic data owned by the customer that may thereafter be licensed by the Debtors for cash or through additional non-monetary exchanges to others. The Debtors engage in non-monetary exchanges only in cases where the data gained by the Debtors meet certain criteria of location, ownership and expected future sales value.

On a consolidated basis (including the Debtors and all non-Debtor subsidiaries), revenue from licensing of seismic data from the library and the percentage of total revenue of the Debtors for the years ended December 31, 2002, 2001 and 2000 were $123 million (82%), $87 million (76%) and $79 million (69%), respectively.

The Debtors regularly add to their library of seismic data by conducting new seismic surveys for their own account and by creating new value-added products through the application of advanced seismic data processing or other quantitative analytical techniques to selected portions of its library. Such surveys and value-added products are partially underwritten or sponsored by customers, who receive a license to such surveys or products in consideration for their underwriting or sponsorship.

The Debtors employ experienced geoscientists who design seismic programs and oversee field acquisition and data processing to ensure the quality and longevity of the data created. The Debtors also add to their library of seismic data by the acquisition, through purchase or non-monetary exchanges, of existing surveys in selected areas.

Revenues from new surveys are recognized on the proportional performance method based upon costs incurred and work performed to date as a percentage of total estimated costs and work required. In 2002, 2001 and 2000, the Debtors' revenues from new data creation and percentage of total revenues were $24 million (16%), $26 million (22%) and $33 million (29%), respectively.

2. Solutions

To support their seismic data licensing business, the Debtors and their non-Debtor subsidiaries maintain warehouse and storage facilities in Houston, Texas and Calgary, Alberta, Canada, and offer the ability to access and interact with the seismic data owned and marketed by the Debtors, via a standard web browser and the Internet ("Solutions"). Using proprietary technology, the Debtors store, manage, access, interrogate and deliver data, tapes and graphic cross-sections to licensees of their data.

Solutions was formed to support the Debtors' existing seismic data, specifically to enhance storage and maintenance thereof, but was also thought to be able to be expanded for use as an outsource to other seismic data companies. The Debtors invested significant funds into Solutions to enhance its capabilities as a third party outsourcer and to support its expansion and web-based technology. However, this aspect of the business has not achieved commercial success as a separate entity, and the Solutions business model has been altered such that Solutions serves the Debtors and the non-Debtor subsidiaries' data library management and delivery requirements.

On a consolidated basis (including the Debtors and the non-Debtor subsidiaries), revenues from Solutions and other activities and the Debtors' percentage of total revenues for 2002, 2001 and 2000 were $2.8 million (2%), $2.1 million (2%) and $1.9 million (2%), respectively.

3. Oil and Gas Exploration, Production and Sales Activities

Until August 2002, the Debtors were engaged in the exploration, development, production and sale of natural gas and oil through its wholly-owned subsidiary, DDD Energy, Inc. and Endeavor Exploration LLC (collectively, "DDD") which participated in projects as a working interest owner, sharing costs and revenue of oil and gas exploration and production projects with other oil and gas companies. In August and September 2002, the Debtors sold a substantial majority of DDD's assets for cash. The Debtors recorded a loss on disposal of $58.9 million in the third quarter of 2002 with respect to the sale. The Debtors' remaining oil and gas assets are not material and consist of non-operated working interests in six properties for which the Debtors continue to seek buyers.

4. Competition

The creation and licensing of seismic data is highly competitive. There are a number of geophysical companies that create and market data, and numerous oil and gas companies create seismic data and maintain their own seismic data libraries, which they offer for licensing. The Debtors' largest competitors, most of whom are engaged in acquiring seismic data as well as maintaining a data library, are: Compagnie Generale de Geophysique, Petroleum Geo-Services, ASA, Seismic Exchange, Inc. (a private company based in New Orleans, Louisiana), TGS Nopec, ASA, Veritas DGC, Inc. and WesternGeco (a joint venture of Schlumberger and Baker-Hughes). Many of the Debtors' competitors have substantially larger revenues and resources than the Debtors possess. Petroleum Geo-Services, ASA filed its chapter 11 case on July 29, 2003, in the United States Bankruptcy Court for the Southern District of New York.

5. Seasonality and Timing Factors

The Debtors' results of operations fluctuate from quarter to quarter due to a number of factors. Results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, under the Debtors' accounting policy, revenue recognition from data licensing contracts is dependent, among other things, upon when the customer selects the data. As a result, the Debtors' seismic data revenue does not necessarily flow evenly or progressively during a year or from year to year. Although the majority of the Debtors' seismic resales are under $500,000.00 per sale, occasionally a single data resale from the Debtors' library, including those resulting from the merger and acquisition of oil and gas company customers, may be substantially larger. Such large resales or an unusually large number of, or reduction in, data selections by customers can materially impact the Debtors' results during a quarter, creating an impression of a revenue trend that may not be repeated in subsequent periods. In its data creation activities, weather-related or other events outside the Debtors' control may impact or delay surveys during any given quarter.

6. Employees

As of June 30, 2003, on a consolidated basis (including the Debtors and non-Debtor subsidiaries) the Debtors had 136 full-time employees.

D. Changes to Accounting Principles and Restatement of Historical Financial Results

In February 2002, the Debtors re-evaluated the application of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101") to its core business of seismic data licensing and its revenue recognition policies under certain types of contracts for the creation of new seismic surveys. This process resulted in a determination by the Debtors that it was appropriate to change the Debtors' and non-Debtors' revenue recognition policies for transactions for seismic data licensing and for certain data creation. As a result of this decision, in its audited financial statements and public filings, Seitel restated its results (the "Restatement") for the nine months ended September 30, 2001, and for the year ended December 31, 2000. The Restatement had the impact of:

  Reducing previously reported revenue by $42.7 million and net income by $14.4 million for the nine months ended September 30, 2001; and

  Reducing previously reported revenue by $25.5 million and net income by $22.9 million for the year ended December 31, 2000.

The Restatement had no effect on the amount or timing of cash received by the Debtors and non-Debtors during those periods. The effect of the Restatement was to defer revenue previously recognized under certain seismic data licensing agreements until selection of specific data is made by the customer.

The Restatement also resulted in adjustments to the amount and timing of revenue previously recognized under certain data acquisition contracts. In 2001 and 2000, the Debtors entered into certain acquisition contracts under which both the Debtors and the customer jointly participated in the acquisition process. Consequently, the Debtors did not assume the sole risk of service throughout the acquisition process. The Debtors determined that revenue previously recognized for amounts funded by customers under these contracts should be used to reduce the Debtors' recorded cost of creating the seismic data. The Debtors continued to have sole ownership of the newly created data in all cases covered by the Restatement. For a detailed description of the Debtors' revenue recognition and significant accounting policies, see Seitel's annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is annexed as Exhibit D.

The Restatement was a catalyst for many direct and indirect negative events impacting the Debtors, including the commencement of securities class actions and derivative actions. The Restatement also caused the Debtors' $255 million in principal amount of senior unsecured Notes to fall into default for breaches of covenants.

E. Debtor's Capital Structure

1. Notes

The Debtors have an aggregate of $255 million (face amount) in senior unsecured Notes which were issued by Seitel and are guaranteed by sixteen (16) other Debtors. The Notes were issued initially, in three series from 1995 to 2001, to financial institutions, mostly national insurance companies (the "Initial Noteholders"). The Notes have been acquired and are presently owned by the Plan Funders.

After the Notes fell into default, the Debtors negotiated a series of Standstill Agreements with the Initial Noteholders to give the Debtors time to restructure their finances. The Standstill Agreement provided for an increase of 25 basis points on the interest due under the Notes from June 21, 2002 through and including June 2, 2003. Additionally, all outstanding interest accrued as of August 2, 2002 under the Notes totaling $7.1 million was paid. Through and including April 2003, the Debtors made monthly interest payments to the Initial Noteholders totaling approximately $1.6 million per month.

In May and June 2003, Ranch Capital L.L.C. ("Ranch") purchased all of the Notes from the Initial Noteholders (or from persons who had previously acquired Notes from the Initial Noteholders) and subsequently sold the Notes to Berkshire.

2. Canadian Line of Credit

On December 9, 2002, the Debtors' wholly-owned Canadian, non-Debtor subsidiary, Olympic Seismic Ltd. ("Olympic"), entered into a revolving credit facility from Royal Bank of Canada. The facility allows Olympic to borrow up to $5 million (Canadian), subject to an availability formula, by way of prime-based loans, bankers' acceptances or letters of credit. The facility is secured by the assets of Olympic, SEIC Trust Administration Ltd. (as sole trustee of, and for and on behalf of, SEIC Business Trust) and SEIC Holdings, Ltd., but is not guaranteed by Seitel or any of the Debtors. However, all intercompany debt owing by Olympic to Seitel or to any Seitel affiliate has been subordinated to the repayment of the revolving credit facility. Available borrowings under the facility are equivalent to a maximum of $5 million (Canadian), subject to a requirement that such borrowings may not exceed 75% of eligible accounts receivable (as defined in the agreement) of SEIC Trust Administration, less prior-ranking claims, if any, relating to inventory or accounts. The facility is subject to repayment upon demand. A review of this demand facility is performed annually at the bank's discretion. As of July 31, 2003, no amounts were outstanding on this revolving line of credit and approximately $2 million (Canadian) was available on the line of credit. Olympic is not a party to any of the Notes, and is not a Debtor herein.

3. Term Loans

On August 28, 2001, Seitel's wholly-owned subsidiary, Seitel Data, Ltd., a Debtor herein, obtained a term loan from Heller Financial Leasing, Inc., n/k/a GE Capital ("Heller"), totaling $10 million for the purchase of certain seismic data, a portion of which data secures the debt (the "Heller Loan"). The Heller Loan matures on October 1, 2004. The loan bears interest at the rate of LIBOR plus 2.9%. Monthly principal payments total $208,333.33. The balance outstanding on the Heller Loan as of July 31, 2003, was approximately $5.4 million. The Debtors have made all payments of principal and interest heretofore required under the Heller Loan on a timely basis, but are not in compliance with the minimum net worth, leverage ratio and interest coverage covenants contained in the Heller Loan. Heller has issued a notice of default but has not accelerated the debt. The Heller Loan is classified as a Class 2 Claim and will receive an estimated recovery of 100% pursuant to the Plan.

On January 14, 2002, SEIC Business Trust (the "Trust"), a Non-Debtor Foreign Affiliate and wholly-owned subsidiary of Seitel, entered into a demand reducing credit facility to borrow $4 million (Canadian) by way of prime-based loans. The funds were drawn down on January 30, 2002 to finance the purchase of seismic data. On December 9, 2002, the Trust replaced the remaining balance owing under this facility with a $2.67 million (Canadian) reducing demand facility, by way of prime-based loans. Monthly payments total $166,670 (Canadian) plus interest. The facility matures on January 28, 2004. Until January 22, 2003, the loans bore interest at the bank's prime rate plus 2.00%. Effective January 22, 2003, the rate was amended to the bank's prime rate plus 0.50%. The facility is secured by the Trust's assets and guaranteed by Olympic and SEIC Holdings Ltd. However, all intercompany debt owing by the Trust to Seitel or any Seitel U.S. subsidiary has been subordinated to the repayment of the demand reducing credit facility. The balance outstanding on this loan as of July 31, 2003, was approximately $999,000 (Canadian). SEIC is not a party to any of the Notes issued by Seitel and is not a Debtor.

4. Other Significant Debt

During 2001 and 2002, the Debtors, as lessee, entered into a lease with Winthrop Resources Corp. ("Winthrop"), as lessor, for the purchase of computer and data technology center furniture and equipment. The lease was for a term of approximately two years. On February 18, 2003, Seitel and Winthrop entered into a restructuring of the lease effective as of January 1, 2003. Under the restructured obligation, on February 18, 2003, the Debtors made a one time payment of $1,580,000.00, plus applicable taxes, in consideration of past due lease payments and agreed to make 33 additional monthly payments of principal and interest of $165,000.00, plus applicable taxes. At the conclusion of the restructured lease, there is an option to purchase the leased equipment, in whole but not in part, for $810,000.00, less a credit of $309,910.00 in respect of a cash deposit held by Winthrop. The outstanding balance on the capital lease as of July 31, 2003, was approximately $4.5 million. All payments heretofore due under the restructured lease have been timely made. The Debtors will assume the Winthrop lease pursuant to the Plan.

In May 2001, Seitel's wholly-owned subsidiary, N360X, LLC, a Debtor herein, entered into an operating lease for a jet aircraft with General Electric Credit Corporation of Tennessee ("GE"). The lease was for a term of ten years. Monthly lease payments were $25,000.00 until May 2006, and $35,000.00 per month thereafter until the end of the lease term. The lease payments are guaranteed by Seitel. The Debtors surrendered the aircraft and have not made any lease payments since December 2002. GE has demanded payment of all amounts due under the lease and has filed suit to enforce its rights. GE's deficiency Claim, if any, is a Class 4 Seitel Unsecured Claim.

On April 30, 2002, Olympic entered into a sale leaseback agreement on a building and land located in Calgary, Alberta, Canada. Proceeds of the sale were $3.6 million (Canadian dollars). The proceeds were used to pay off Olympic's revolving line of credit and for general corporate purposes. The term of the lease is a 20-year capital lease with lease payments of: $336,000 (Canadian dollars) in years 1-5; $370,860 (Canadian dollars) in years 6-10; $409,500 (Canadian dollars) in years 11-15; and $452,340 (Canadian dollars) in years 16-20. The sale leaseback arrangement is not affected by the Plan.

F. Trade Debt

The Debtors' unsecured trade debt is generally current. The estimated trade debt for the Debtors (excluding non-filing Canadian entities and excluding deferred revenue arising from customers' rights to select data under existing seismic data licensing agreements) is less than $1.5 million, excluding disputed, unliquidated or contingent debt. The Debtors' best estimate is that the Allowed Class 3 General Unsecured Claims, other than Noteholder Claims, will be less than $1,500,000.

G. Non-Compliance with Debt Covenants and Certain Other Defaults

1. Notes

As a result of the Restatement, the impairment and sale, at a substantial loss, of its oil and gas properties and poor financial results in the first quarter of 2002, Seitel was not in compliance with, among other things, the limitation on total debt, minimum net worth, interest coverage and limitation on restricted payments and investments covenants in the Note agreements. Effective June 21, 2002, Seitel entered into the Standstill Agreement and several extensions thereof with the Initial Noteholders, pursuant to which the Initial Noteholders agreed not to exercise remedies available to them under the Notes as a result of existing defaults.

The Debtors were negotiating with the Initial Noteholders to implement a restructuring of the Notes until an impasse was reached in late May, 2003. During May and June 2003, certain of the Initial Noteholders sold their Notes at a substantial discount to the face value thereof and the Plan Funders began acquiring such Notes. Subsequent to these sales, on June 6, 2003, certain of the remaining Initial Noteholders commenced, involuntary chapter 11 petitions against Seitel and sixteen of its subsidiaries. See "Events Precipitating the Chapter 11 Filing." Thereafter, the Plan Funders acquired all of the Notes owned by the Initial Noteholders, including the Initial Noteholders that had filed the involuntary chapter 11 petitions.

H. Internal and Securities and Exchange Commission Investigations

Seitel was the subject of a formal investigation by the Securities and Exchange Commission's ("SEC") Office of Enforcement. In December 2002, the SEC issued an "Order Directing Private Investigation and Designating Officers To Take Testimony," commonly called a formal order of investigation. Seitel was also notified by the Enforcement Division of the SEC that it intended to recommend that the SEC initiate an administrative proceeding against Seitel for alleged books and records and internal control violations. Seitel cooperated fully with the SEC during the course of its investigation, and on June 6, 2003, Seitel reached a consensual resolution of the SEC's civil complaint alleging violations of the reporting, books and records, internal controls, and proxy statement provisions of the Securities Exchange Act of 1934. In connection with the settlement and without admitting or denying the allegations, Seitel agreed to the entry of a final judgment permanently enjoining it from violating such provisions. In determining to enter into the agreement, the SEC took into consideration the fact that Seitel had promptly undertaken remedial action and fully cooperated with the SEC staff.

I. Capital Expenditures

During the first six months of 2003, capital expenditures for seismic data and other property and equipment amounted to $26.1 million and $.565 million, respectively. Of the $26.1 million of seismic data additions, $20.1 million were cash additions and $6 million were non-cash additions. These capital expenditures, as well as taxes, interest expense, cost of sales and general and administrative expenses, were funded by operations and current cash balances.

J. Equity

The authorized capital stock of Seitel consists of 50,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. As of July 31, 2003, there were 25,375,683 shares of common stock issued and outstanding; no shares of preferred stock were outstanding. In addition, there are options and Warrants to purchase 5,297,124 shares of common stock outstanding; however the exercise price of all such options and Warrants is in excess of the market price of the underlying common stock. If the Plan is confirmed and consummated, all common stock and preferred stock of Seitel and all options and Warrants for the purchase of such common or preferred stock will be canceled.

Seitel's common stock is publicly traded in the over-the-counter market and in the "pink sheets" under the symbol SEIE and on the Toronto Stock Exchange under the symbol OSL. Following confirmation of the Plan, such stock will be canceled and not thereafter publicly traded and the listings will be terminated.

The average closing price for Seitel's common stock for all periods of trading in the over-the-counter market (from March 17, 2003 through July 31, 2003) was $0.26. The average closing price for Seitel's common stock from July 9, 2003 (the first trading day after the terms of the Plan were first announced) through July 31, 2003, was $0.31.

K. Pre-Petition Litigation

1. Noteholder Claims

The Initial Noteholders made demand upon the Debtors and certain of their former and current officers and directors for money damages arising from alleged negligent actions and/or misrepresentations of those officers and directors. No formal complaint was filed by the Initial Noteholders. Notice of the demand was provided by Seitel to its insurance carriers, but under the Plan, all of the foregoing alleged claims will be released and discharged.

2. Class Actions

Seitel and certain of its former and current officers and directors have been named as defendants in seven lawsuits brought as class actions alleging violations of the federal securities laws, all of which were consolidated by an Order entered August 7, 2002, under Case No. 02-1566, entitled In re Seitel, Inc. Securities Litigation, in the United States District Court for the Southern District of Texas (the "Class Action"). The court appointed a lead plaintiff and lead counsel for plaintiffs, who subsequently filed a consolidated amended complaint, which added Seitel's auditors, Ernst & Young LLP, as a defendant. The consolidated amended complaint alleges that during a proposed class period of May 5, 2000 through April 1, 2002, the defendants violated sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by overstating revenues in violation of generally accepted accounting principles. The plaintiffs seek an unspecified amount of actual and exemplary damages, costs of court, pre- and post-judgment interest and attorneys' and experts' fees. Seitel has vigorously defended these consolidated lawsuits. Absent a settlement, Seitel will continue to vigorously defend the Class Action. No discovery has been conducted. The Claims of the plaintiffs in the Class Action, if any, are Class 6 Claims.

3. Derivative Suits

a.  Seitel has been named as a nominal defendant in seven stockholder derivative actions filed in various courts: (i) Almekinder v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. H-02-2960, United States District Court for the Southern District of Texas; (ii) Basser v. Frame, Valice, Kendrick, Pearlman, Fiur, Zeidman, Stieglitz, Craig, Lerner, and Seitel, Inc., No. H-02-1874, United States District Court for the Southern District of Texas; (iii) Berger v. Frame, Pearlman, Valice, Craig, Stieglitz, Lerner, Zeidman, Fiur, and Seitel, Inc., No. 19534-NC, Court of Chancery, State of Delaware, Castle County; (iv) Chemical Valley & North Central West Virginia Carpenters Pension Plan v. Frame, Valice, Hoffman, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Fiur, and Seitel, Inc., No. 02-CV-3343, United States District Court for the Southern District of Texas; (v) Couture v. Frame, Valice, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., No. 20002-37065, 80th Judicial District Court, Harris County, Texas; (vi) Talley v. Frame, Valice, Pearlman, Craig, Lerner, Stieglitz, Zeidman, Hoffman, and Seitel, Inc., in the 151st Judicial District Court, Harris County, Texas; and (vii) Zambie v. Frame, Pearlman, Valice, Craig, Zeidman, Lerner, Stieglitz, Fiur, Ernst & Young LLP, and Seitel, Inc., 333rd Judicial District Court, Harris County, Texas (collectively, the "Derivative Claims"). The plaintiffs generally allege that the defendants breached and conspired to breach fiduciary duties to Seitel and its shareholders by failing to maintain adequate accounting controls and by using improper accounting and auditing practices and procedures. Certain plaintiffs also assert causes of action for mismanagement, waste of corporate assets and unjust enrichment. The Zambie case also alleges professional negligence against Ernst & Young LLP. The plaintiffs seek judgments for unspecified amounts of compensatory damages, including return of salaries and other payments to the defendants, exemplary damages, attorneys' fees, experts' fees and costs. Seitel's Board of Directors appointed a special litigation committee to conduct an independent investigation of the allegations asserted in the derivative lawsuits. The special litigation committee completed its investigation and its report has been delivered to Seitel and served as a basis for a motion to dismiss. Under the Plan, the Derivative Claims asserted in the Derivative Suits are property of the Estates, are preserved solely and exclusively for the Reorganized Debtors and the Reorganized Debtors will dismiss the Derivative Suits as against all of the D & D Releases.

4. Pearlman

Seitel sued Herbert Pearlman, former chairman of the board, in Seitel, Inc. v. Pearlman, C.A. No. H.-02-1843, United States District Court for the Southern District of Texas. Seitel sought a declaratory judgment with respect to the employment agreement between Mr. Pearlman and Seitel, and asserted various other claims. Mr. Pearlman filed counterclaims with respect to such employment agreement and asserted various other causes of action. On May 9, 2003, the parties reached a settlement in the matter. Pursuant to the settlement, all parties executed releases in favor of the other parties, all suits were dismissed and Seitel agreed to reimburse Mr. Pearlman for certain out of pocket costs and to make certain payments both immediately and over a ten year period in respect of his former employment which was terminated in all respects. Olympic, Seitel's non-debtor Canadian subsidiary, which is paying its debts as they become due and which does not intend to seek bankruptcy relief, is jointly liable under the settlement. Under the Plan, Seitel will perform its obligations under the settlement agreement. Seitel entered into the settlement agreement with Mr. Pearlman based on Pearlman's assertions and on the possibility that a court might find that: (a) the Employment Agreement entered into effective March 1, 2002 between Pearlman and Seitel is a valid contract that is binding on both parties; (b) the total value of compensation under such contract is $8,888,305.06; and (c) absent the settlement Pearlman would have continued to be an employee of Seitel pursuant to such contract. Seitel also believes that in the event of such a court finding, that: (a) absent the releases given in the settlement, Pearlman would assert a claim against Seitel's bankruptcy estate; and (b) any such claim would be asserted in the amount of not less than $8,888,305.06. In connection with the settlement, Seitel agreed to use its best efforts to honor, defend, and effectuate the payments and transfers called for by the settlement through such means as it deems necessary, including but not limited to through a plan of reorganization. Pearlman agreed that, in the case of a plan of reorganization proposed by Seitel, so long as such plan provides for the assumption and payment of his claims, Pearlman will affirmatively support and vote in favor of such plan notwithstanding that the recovery provided to Mr. Pearlman under the settlement may be less favorable than the treatment of or recoveries obtained by other Holders of General Unsecured Claims.

5. Valice

Seitel's former chief financial officer, Debra Valice, commenced an action in the 55th Judicial District Court of Harris County, No. 2002-30195, alleging breach of her employment contract by virtue of her termination and that a press release announcing her termination was defamatory. Seitel filed a counterclaim against Ms. Valice to recover certain advances and amounts due on two notes. The case was tried in the 152nd Judicial District Court of Harris County beginning March 10, 2003. On March 18, 2003 the jury returned its verdict, finding in favor of Ms. Valice on certain questions and in favor of Seitel on others. The jury verdict in the case was never entered, and on July 14, 2003, the parties filed and the court entered a joint motion setting aside and disregarding the jury's findings and awards, and the parties have settled all disputes.

6. Frame

Seitel has been sued by its former chief executive officer in Frame v. Seitel, in the 113th Judicial District Court of Harris County, No. 2002-35891. Mr. Frame alleges a breach of his employment contract by virtue of his termination and also alleges defamation. He also seeks a declaratory judgment that certain funds he received from Seitel were proper and do not have to be repaid. Seitel has answered and asserted various defenses. Seitel also has filed a counter suit to recover approximately $4,200,000 that Seitel believes Frame inappropriately caused Seitel to pay him or for his benefit plus over $800,000 due on two notes that were accelerated pursuant to their respective terms. In addition, Seitel also holds a judgment against Mr. Frame in the amount of at least $590,000 relating to a loan made to Mr. Frame by Bank One NA and guaranteed by Seitel (see Bank One, N.A. v. Paul Frame and Seitel, Inc. below). Seitel intends to defend the suit vigorously and pursue its counterclaim. Discovery is abated in the case pending finalization of certain other matters. Seitel believes that Mr. Frame has no right to any Allowed Claims and that any Claims he asserts, if Allowed, would be Class 4 Seitel Unsecured Claims.

7. Geophysical Trespass Cases

(a) Seitel is a party to a suit for geophysical trespass entitled Joy Resources, Inc. v. Seitel Data, Ltd., Cause No. 01-02-00828-CV, in the 1st Court of Appeals, Houston, Texas. The plaintiff is appealing a final judgment by the trial court holding that the plaintiff is not entitled to an injunction or to recover damages against Seitel. The plaintiff asserts that Seitel obtained seismic data about mineral interests leased by the plaintiff by placing seismic equipment on property adjacent to the property leased by the plaintiff. The trial court held that no cause of action exists where the seismic equipment is not located on the property leased by the plaintiff. The briefing has been completed in this matter, and the parties are awaiting an argument schedule from the 1st Court of Appeals in Houston, Texas.

(b) Seitel and its subsidiary, Seitel Data, Ltd., are defendants in a class action for geophysical trespass entitled Juan O. Villarreal v. Grant Geophysical, Inc., et al., Cause No. DC-00-214, in the 229th District Court of Starr County, Texas. The plaintiffs allege that certain defendants conducted unauthorized 3-D seismic exploration of the mineral interests, and sold the information obtained to other defendants. The plaintiffs seek an unspecified amount of damages. All of the defendants have obtained summary judgments dismissing the plaintiffs' claims, and the case is now on appeal before the San Antonio Court of Appeals under Cause No. 04-02-00674-CV.

8. Bank One, N.A. v. Paul Frame and Seitel, Inc., Cause No. 2002-43070, in the 133rd Judicial District of Harris County, Texas. The plaintiff sued on an alleged corporate guarantee of a $540,000 note executed by Paul Frame. In connection with its litigation, Bank One obtained a judgment against Mr. Frame (but not against Seitel) in the amount of the note, plus accrued interest and costs of collection. Subsequently, Seitel purchased the note and the judgment from Bank One, and Bank One dismissed its litigation against Seitel.

9. Moulton

Seitel has sued its former in-house counsel and law firm in Seitel, Inc. v. Cynthia Moulton and Franklin Cardwell and Jones, P.C., Cause No. 2003-09151, which is pending in the 127th Judicial District Court of Harris County, Texas. The suit alleges negligence, breach of fiduciary duty and breach of contract surrounding the settlement of a personal lawsuit against Paul Frame, Seitel's former chief executive officer, and other aspects of representation. Seitel seeks recovery for fees paid and related expenses. Initial pleadings were filed on February 21, 2003. Discovery has not yet commenced.

10. Aircraft Lease

On March 27, 2003, GE commenced an action against Seitel and its wholly-owned subsidiary N36OX, LLC, as leasee, in the District Court No. 333rd of Harris County, Texas, alleging that defendants have defaulted on an agreement for the lease of a jet aircraft. GE has accelerated the obligation, taken possession of the aircraft, and demanded payment of amounts that GE claims are due pursuant to the lease. Prior to the commencement of the Chapter 11 Cases, the case was in its early stages and no discovery has yet been conducted. GE has advised the Debtors that it will assert a Claim for $2,323,757.95 in the Chapter 11 Cases. N360X, LLC is a No Asset Debtor. Its obligations under the lease were guaranteed by Seitel but not by the operating subsidiaries. Accordingly, any Allowed Claim to which GE may be entitled, if asserted, would be a Class 4 Claim pursuant to the Plan, and the Debtors have disputed such Claim.

III. THE CHAPTER 11 CASES

A. Events Precipitating the Chapter 11 Filing

After the Restatement and the resulting defaults under the Notes, the Debtors and the Initial Noteholders commenced negotiations in the first quarter of 2002 to restructure the Notes and the Debtors' capital structure. The Debtors began a process of evaluating and improving corporate practices and reporting the same to the Initial Noteholders.

While negotiating a restructuring of the Debtors' capital structure with the Initial Noteholders, the Debtors implemented enhanced controls, procedures and approval processes. The Debtors terminated certain members of management, installed new management, and Seitel's Board of Directors named a new, independent director in the second quarter of 2002. As part of this process, Seitel retained financial advisors to assist in evaluating employee compensation, accounting and accounting practices, budgeting and fiduciary reporting and performed forensic accounting, restructuring and litigation support. The Debtors also retained counsel to represent the Debtors in financial restructuring activities with the Initial Noteholders and other creditors and in various litigation pending by and against the Debtors.

Governmental and quasi-governmental authorities commenced investigations of Seitel relating to certain former officers and directors. Seitel has aggressively and actively cooperated with all governmental and other investigations. Seitel's Board of Directors has consistently taken the position that it will affirmatively cooperate with the investigators, and take such actions as necessary to restructure and rehabilitate the company. As a result of cooperation with an SEC investigation, on June 6, 2003, a consensual resolution to the SEC's civil complaint was reached between Seitel and the SEC, which settlement has been approved by the Unites States District Court for the Southern District of Texas. The SEC's resolution with Seitel took the form of a complaint filed with a consensual "books and records" violation and Consent Order.

Seitel and the Initial Noteholders, through their steering committee, engaged in months of protracted, intense negotiations over the terms of the financial restructuring of the Notes. In late May 2003, various issues became the subject of disagreement and negotiations with the Initial Noteholders stalled. Also, in or about late May 2003, several of the Initial Noteholders sold their Notes at a substantial discount to the face value thereof to the Plan Funders. With the transfer of a significant number and amount of Notes, the negotiations with the Initial Noteholders broke down and Seitel determined not to seek an extension of the Standstill as of May 30, 2003.

On June 6, 2003, certain of the remaining Initial Noteholders (the "Petitioning Creditors") filed involuntary chapter 11 petitions against Seitel and sixteen (16) of its subsidiaries that guaranteed the Notes (the "Involuntary Cases"). The Involuntary Cases were commenced against Alternative Communication Enterprises, Inc., Datatel, Inc., DDD Energy, Inc., Exsol, Inc., Geo-Bank, Inc., Matrix Geophysical, Inc., N360X, L.L.C., Seitel Data Corp., Seitel Data, Ltd., Seitel Delaware, Inc., Seitel Gas & Energy Corp., Seitel Geophysical, Inc., Seitel, Inc., Seitel Management, Inc., Seitel Natural Gas, Inc., Seitel Offshore Corp., and Seitel Power Corp., and were assigned Case Nos. 03-11723 through 03-11739 (PJW).

After the Involuntary Cases were commenced, each of the Petitioning Creditors sold its Notes to the Plan Funders. Accordingly, as of the date hereof, the Plan Funders own all $255 million in Notes, plus accrued interest, representing more than 99% of all of the unsecured claims against the Debtors in Classes 3 and 4. This excludes potential claims of customers under ordinary course Data Licensing Agreements which the Debtors are continuing to honor pursuant to an order of the Bankruptcy Court and which will be assumed pursuant to the Plan.

The Debtors have negotiated with the Plan Funders to formulate a Plan to be implemented through these voluntary Chapter 11 Cases for the benefit of the Debtors, their Creditors, and Holders of their Equity Interests. Pursuant to agreement between the Plan Funders and the Debtors, the Plan must be confirmed no later than November 18, 2003. As successor to the Petitioning Creditors, the Plan Funders and the Debtors have agreed that pursuit of a reorganization through the Chapter 11 Cases is preferable to continuing the Involuntary Cases which involved only certain Debtors and was filed by the Petitioning Creditors who no longer have an interest in the Debtors or their reorganization. In furtherance of the Chapter 11 Cases, Ranch and the Debtors filed a joint motion to dismiss the Involuntary Cases, which motion was granted by the Court on July 25, 2003.

B. Significant Events During the Chapter 11 Cases

1. Commencement of the Chapter 11 Cases

On July 21, 2003 (the "Petition Date"), in furtherance of their restructuring efforts, the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 Cases were assigned to the Honorable Peter J. Walsh, who entered an order dated July 25, 2003 authorizing the joint administration of the Chapter 11 Cases. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in the Chapter 11 Cases.

2. First Day Orders

On the Petition Date, the Debtors sought, and thereafter obtained, authority to take a broad range of actions, including to honor and perform under their pre-petition customer data agreements and to promote a "business as usual" atmosphere with customers and employees. This relief was essential to minimize disruptions to the Debtors' businesses as a result of the commencement of the Chapter 11 Cases and to assure their customers that the data license agreements for selection of seismic data would be honored pending Confirmation of a Plan. Additionally, other first day orders were obtained, including authority to pay certain, limited pre-petition employee wages and benefits, employment of a noticing agent, adequate assurance of future payments to utility companies, continued use of cash management systems, payment of pre-petition sales and use taxes, the appointment of a claims and balloting agent, and an interim debtor-in-possession financing facility of up to $10 million.

The descriptions of the relief sought or obtained in the Debtors' Chapter 11 Cases set forth in this Section and throughout the Disclosure Statement are summaries only. All pleadings filed in the Chapter 11 Cases, and all orders entered by the Bankruptcy Court are publicly available.

3. Retention of Professionals by the Debtors

On August 18, 2003, the Bankruptcy Court will hold a hearing to consider orders authorizing the Debtors to retain: (1) Greenberg Traurig, LLP as general, corporate, and bankruptcy counsel; (2) FTI Consulting, Inc. as financial advisors; (3) Patton Boggs L.L.C. as special counsel to Seitel's Board of Directors; and (4) Jefferies & Co. as investment banker.

4. The Bar Date for Filing Proofs of Claim or Interest

The Debtors intend to file a motion and proposed notice of order with the Bankruptcy Court requesting the establishment of a "bar date," the last day for Holders of Claims and/or Equity Interests to submit proofs of claims and/or interests. The Debtors intend to publish notice of the Bar Date in The Wall Street Journal and in the Houston Chronicle.

5. Debtor-in-Possession Financing

By order dated July 25, 2003, the Bankruptcy Court approved a $10 million interim debtor-in-possession loan facility from Wells Fargo Foothill, Inc. ("Foothill") and, upon fulfillment of certain terms and conditions, a $20 million facility. The Debtors do not presently anticipate needing to draw on the facility. A condition precedent to any advances under the facility is the payment in full of the Heller Loan, including release of Heller's liens securing payments thereof. If Foothill makes any advances under the facility, its claims will be secured by a perfected first lien on the Debtors' assets subject to certain "carve-outs". The Foothill debtor-in-possession facility will terminate upon, among other events, the earlier of an event of default, the maturity date (June 20, 2004) or the effective date of a Plan.

IV. THE PLAN

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AS EXHIBIT A.

THE PLAN ITSELF (PLEASE READ EXHIBIT A) AND THE DOCUMENTS REFERENCED THEREIN WILL CONTROL THE TREATMENT OF CREDITORS, EQUITY INTEREST HOLDERS AND OTHER PARTIES-IN-INTEREST UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS.

A. Brief Overview Of Chapter 11 Reorganization

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and equity holders. The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors. To further these goals, the filing of a voluntary petition for relief under chapter 11 gives rise to an automatic stay of all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case or that otherwise interfere with the debtor's property or business.

The objectives of chapter 11 are implemented through the confirmation of a plan of reorganization. The plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. A debtor generally has the exclusive right to propose a plan of reorganization for 120 days following the filing of a petition. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding on the debtor and its creditors and equity interest holders. The confirmation of the plan generally results in a discharge of the debtor from any debt that arose prior to the date of the confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

B. ADMINISTRATIVE AND PRIORITY TAX CLAIMS

1. Administrative Claims

Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim shall be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date or as soon as practicable thereafter, or on such other terms as may be agreed upon by such Holder of such Administrative Claim and the Debtors or the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan and unpaid as of the Effective Date, shall be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations. All requests for payment of Administrative Claims (other than Professional Fees) must be filed by the Business Day that is the thirtieth (30th) day after the Confirmation Date or the holders thereof shall be forever barred from asserting such Administrative Claims against the Debtors or the Reorganized Debtors.

2. Priority Tax Claims

(a) Except with respect to Allowed Priority Tax Claims that the Debtors elect to pay pursuant to Section 2.2(b) or 2.2(c) of the Plan, each Allowed Priority Tax Claim shall be paid by the Debtors in full, in Cash upon the latest of (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (iii) the date such Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (iv) the date agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors.

(b) Each Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the Effective Date, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors and the applicable governmental unit or as determined by the Bankruptcy Court.

(c) If an Allowed Priority Tax Claim is for a tax assessed against property of a Debtor's Estate and that Allowed Priority Tax Claim may also be classified as an Allowed Other Secured Claim, such Debtor may, at its option, elect to treat such Allowed Priority Tax Claim as an Allowed Other Secured Claim.

3. Professional Fees

All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than thirty (30) days after the Confirmation Date.

4. Debtor-in-Possession Financing Claims

Any and all amounts due under any debtor-in-possession financing facility shall be repaid in full on the Effective Date from the Debtors' Cash on hand or from any other sources, unless, the repayment and treatment of such debtor-in-possession financing facility is otherwise agreed to by the Debtors and/or the Reorganized Debtors, and such lender.

C. Classification Of Claims And Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims and interests against a debtor. Under Section 1122 of the Bankruptcy Code, a plan must classify claims and interests into classes that contain substantially similar claims and interests. The Plan divides the Claims and the Equity Interests into Classes and sets forth the treatment offered each Class. The Debtors believe they have classified all Claims and Equity Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a Creditor or Equity Interest Holder may challenge such classification of Claims or Equity Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. If so, the Debtors may amend the Plan and file an amended or different Plan that would make modifications to the classification of Claims or Equity Interests required by the Bankruptcy Court for confirmation.

The classification of Claims and Equity Interests under the Plan is as follows:

Class 1	Other Priority Claims
Class 2	Heller Secured Claim
Class 2A	Other Secured Claims
Class 3	General Unsecured Claims
Class 4	Seitel Unsecured Claims
Class 5	Pearlman Claims
Class 6	Securities Claims
Class 7	Old Seitel Common Stock
Class 8	Old Subsidiary Equity Interests
Class 9	Warrants
Class 10	Intercompany Claims

D. Treatment Of Claims And Interests Under The Plan

The treatment of Claims and Equity Interests under the Plan is as follows:

a. Class 1 - Other Priority Claims.

(i)  Classification: Class 1 consists of all Other Priority Claims against the Debtors (and shall not include Administrative Claims or Priority Tax Claims).

(ii)  Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 1 Other Priority Claim shall receive one of the following alternative treatments, at the election of the Debtors:

(A)  to the extent then due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtor on the Effective Date or as soon thereafter as is practicable; or

(B)  to the extent not due and owing on the Effective Date, such Claim shall be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business.

Any default with respect to any Class 1 Other Priority Claim that existed immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

(iii)  Voting: Class 1 is not impaired. The Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

b.  Class 2 - Heller Secured Claim.

i.  Treatment: To the extent the Heller Secured Claim is not satisfied in full and released prior to the Effective Date, Heller shall retain its liens securing the Heller Secured Claim to the extent of the Allowed amount of such Claim. Unless otherwise agreed to by the Debtors and Heller, the maturity of the Heller Secured Claim shall be extended through and including April 30, 2005, and from and after the Effective Date the Debtors shall pay Heller $208,333.33 per month plus interest calculated at the rate provided for in the loan documents governing the Heller Secured Claim on the outstanding principal balance with any remaining principal and accrued interest thereon to be paid in full on or before April 30, 2005.

ii.  Voting: Class 2 is Impaired. The Holder of the Heller Secured Claim is entitled to vote to accept or reject the Plan.

c.  Class 2A - Other Secured Claims.

i.  Classification: Class 2 consists of all Other Secured Claims. Each such Other Secured Claim shall be deemed to be in its own subclass of Class 2A unless otherwise expressly stated in the Plan Supplement. Each such subclass shall be unimpaired.

ii.  Treatment: The legal, equitable and contractual rights of the Holders of Other Secured Claims against the Debtors are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Other Secured Claim shall receive one of the following alternative treatments, at the election of the Debtors:

A.  the applicable Reorganized Debtor shall execute a written undertaking in favor of the Holder of such Claim, whereby the Reorganized Debtor assumes such Claim and leaves unaltered such Holder's legal, equitable and contractual rights with respect to such Claim; or

B.  notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, the applicable Reorganized Debtor shall:

(i)  cure any such default that occurred before or after the Petition Date, other than a default of a kind specified in § 365(b)(2) of the Bankruptcy Code,

(ii) reinstate the maturity of such Claim as such maturity existed before such default,

(iii)compensate the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, and

(iv)  execute a written undertaking in favor of such Holder, whereby the applicable Reorganized Debtor assumes such Claim and, not otherwise alter the legal, equitable or contractual rights of such Holder with respect to such Claim; or

C.  the applicable Reorganized Debtor shall surrender to the Holder all collateral securing such Holder's Claim and such Holder shall be Allowed a Class 3 Claim or Class 4 Claim, as applicable, if and to the extent that the Bankruptcy Court determines that the value of the Holder's collateral was less than its total Allowed Secured Claim.

iii. Voting: Each subclass of Class 2A (Other Secured Claims) are unimpaired. The Holders of Class 2A Other Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and the Holders of Claims in Class 2A are not entitled to vote to accept or reject the Plan.

d.  Class 3 - General Unsecured Claims.

i.  Classification: Class 3 consists of the Claims of Holders of General Unsecured Claims against the Debtors, but does not include Seitel Unsecured Claims, Priority Tax Claims, Other Priority Tax Claims, Intercompany Claims or Securities Claims.

ii.  Treatment: On the later of: (a) the Effective Date; or (b) a Final Order Allowing a Claim, each holder of a Class 3 General Unsecured Claim will be paid Cash equal to 71% of its Allowed Claim; provided, however, that (1) to maximize the recoveries to be received by all other Holders of Allowed Class 3 Claims and to reduce administrative expenses and expedite the Effective Date, the first $1,500,000 distributed to Holders of Allowed Class 3 Claims shall be distributed Pro Rata to Holders of Allowed Class 3 Claims other than Allowed Class 3 Claims of the Noteholders, provided that no Class 3 Creditor shall be entitled to receive or shall be paid more than 100% on account of such Holder's Class 3 Allowed Claim; and (2) if a Holder of an Allowed Class 3 Claim is entitled to a distribution under Class 4, all distributions on account of its Class 4 Claim(s) will be credited against the distribution on account of its Class 3 Claim. By way of example of the second proviso, the Noteholders have Allowed Claims in both Class 3 and Class 4 because Seitel and subsidiaries that are not No Asset Debtors are jointly liable on account of the Notes. As a result, the Noteholders shall first receive the treatment and distributions provided for Holders of Allowed Class 4 Claims and such distributions shall be deducted from the distributions due to the Noteholders pursuant to their Allowed Class 3 Claim. The Debtors believe that all Allowed Class 3 Claims, other than the Noteholder Claims, will be less than $1,500,000 and, therefore, will be paid in full in Cash. The Plan Funders have agreed to accept less favorable treatment than other Holders of Class 3, by allowing up to the first $1,500,000 in Cash distributable to Class 3 to be distributed to other Holders of Class 3 Claims.

iii.  Voting: Class 3 is impaired, and the Holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

e.  Class 4 - Seitel Unsecured Claims.

i.  Classification: Class 4 consists of the Claims of Holders of Seitel Unsecured Claims. Seitel Unsecured Claims are defined as unsecured Claims on which Seitel is liable or only one or more No Asset Debtors are liable. Claims on which Seitel and a subsidiary that is not a No Asset Debtor are jointly liable will be Allowed as both Class 3 and Class 4 Claims.

ii.  Treatment: On the later of: (a) the Effective Date; or (b) a Final Order Allowing a Claim, each holder of a Class 4 Seitel Unsecured Claim will be paid Cash equal to 25% of its Allowed Claim.

iii.  Voting: Class 4 is impaired, and the Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

f.  Class 5 - Pearlman Claims.

i.  Classification. Class 5 consists of the Pearlman Claims.

ii.  Treatment: As of the Effective Date, Reorganized Seitel shall assume that certain settlement agreement approved by order of the United States District Court for the Southern District of Texas dated May 23, 2003 in the action styled Seitel Inc. v. Pearlman, Case No. H-02-1843, and shall perform its obligations under the settlement agreement.

iii.  Voting: Class 5 is unimpaired, and the Holder of the Class 5 Claims is deemed to have voted to accept the Plan.

g.  Class 6 - Securities Claims

i.  Classification: Class 6 consists of all Securities Claims.

ii.  Voting: The Allowed Securities Claims, if any, shall be satisfied exclusively from the D&O Insurance Policies and within the limits of the D&O Insurance Policies, and the Holders of any Allowed Securities Claims shall be deemed to have waived any recovery against any person other than under the D&O Insurance Policies.

iii.  Treatment: Class 6 (Securities Claims) is impaired, and the Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

h.  Class 7 - Old Seitel Common Stock.

i.  Classification: Class 7 consists of all Old Seitel Common Stock.

ii.  Treatment: Provided that Class 7 votes to accept the Plan, on the later of: (a) the Effective Date; or (b) a Final Order Allowing an Equity Interest, each holder of Old Seitel Common Stock shall receive in Cash its Pro Rata share of $10,150,273.20. If Class 7 votes to reject the Plan or if the Plan is not confirmed by November 18, 2003, no distribution of Cash or any other property shall be made to the Holders of Equity Interests in Class 7.

iii.  Voting: Class 7 is impaired, and the Holders of Class 7 Equity Interests are entitled to vote to accept or reject the Plan.

i.  Class 8 - Old Subsidiary Equity Interests.

i.  Classification: Class 8 consists of the Old Subsidiary Equity Interests in each of the Debtors except Seitel.

ii.  Treatment: On the Effective Date, the Old Subsidiary Equity Interests shall be cancelled and the Holders of the Old Subsidiary Equity Interests shall not receive or retain any distributions under the Plan.

iii.  Voting: Holders of Old Subsidiary Equity Interests are impaired. Because no distributions will be made to Holders of Class 8 Interests, such Holders are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not, therefore, entitled to vote to accept or reject the Plan.

j.  Class 9 - Warrants.

i.  Classification: Class 9 consists of the Holders of Warrants.

ii.  Treatment: On the Effective Date, the Warrants shall be cancelled and the Holders of Class 9 Warrants shall not receive or retain any distributions under the Plan.

iii.  Voting: Holders of Class 9 Warrants are impaired. Because no distributions will be made to Holders of Class 9 Warrants, such Holders are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not, therefore, entitled to vote to accept or reject the Plan.

k.  Class 10 - Intercompany Claims.

i.  Classification: Class 10 consists of the Holders of Intercompany Claims.

ii.  Treatment: On the Effective Date, Intercompany Claims shall be reinstated.

iii.  Voting: Class 10 is unimpaired. The Holders of Class 10 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

E. Means Of Implementation Of Plan

1. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

Except as provided in Section 5.4 of the Plan with respect to dissolution of the No Asset Debtors, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, with all the powers granted to them under their organizational documents and the laws of the states of their organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law.

2. Cancellation of Notes, Instruments, Common Stock and Stock Options.

On the Effective Date, except to the extent otherwise provided in the Plan, (i) all instruments, certificates, and other documents evidencing the Notes and the Old Note Purchase Agreements, and (ii) all Equity Interests, including all Old Seitel Common Stock and Warrants, and Old Subsidiary Equity Interests shall be cancelled and deemed terminated.

3. Issuance of New Securities; Execution of Related Documents.

On the Effective Date, Seitel shall issue the New Seitel Common Stock to the Plan Funders (or such wholly owned direct or indirect subsidiary or subsidiaries of Berkshire Hathaway Inc. as they may direct) (subject to Section 5.4(c) of the Plan), and each of the other Reorganized Debtors shall issue the New Subsidiary Equity Interests in accordance with an Exhibit to the Plan Supplement which delineates the Reorganized Debtors' corporate organizational structure, and on the Effective Date the Reorganized Debtors shall issue all securities, certificates, and other documents required to be issued pursuant to the Plan. The Reorganized Debtors and the other parties thereto shall execute and deliver all such other agreements, documents and instruments as are required to be executed and delivered pursuant to the terms of the Plan. All Plan documents shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

4. Corporate Restructure.

(a) The New Seitel Common Stock and New Subsidiary Equity Interests shall be issued to the Plan Funders (or such wholly owned direct or indirect subsidiary or subsidiaries of Berkshire as they may direct) as of the Effective Date in consideration and exchange for the Cash Infusion. The Plan Funders shall immediately contribute the New Subsidiary Equity Interests to Seitel.

(b) As of the Effective Date, at the Reorganized Debtors' election the No Asset Debtors shall be dissolved without further action, and the Confirmation Order shall serve as an order dissolving such No Asset Debtors.

(c) So long as the Cash available for distribution to each Class of Creditors and Equity Interest Holders on the Effective Date remains unchanged, the Plan Funders may, at their option and in their sole discretion, elect to modify the form of the transaction to provide for a purchase of all existing and after acquired assets of all of the Debtors free and clear of all liens, claims and encumbrances other than those preserved by the Plan, so long as the Cash made available by the Plan Funders on the Effective Date equals the Cash Infusion, and provided that no Holder of an Allowed Claim or Equity Interest receives less than such Holder would have received if the transaction had not been modified. Any such election shall be exercised by a notice to the Debtors and a pleading filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing. If the Plan Funders make such election, the Plan and the Plan Supplement will be modified or amended as necessary to reflect the alternative structure.

(d) Notwithstanding any other provision in the Plan, the Equity Interests in the foreign subsidiaries, which are not Debtors, shall remain Unimpaired and shall continue to be owned by Seitel.

5. Corporate Governance, Directors and Officers, and Corporate Action.

(a) Amended Certificate of Incorporation.

On or as soon as practicable after the Effective Date, the Reorganized Debtors will file their Amended Certificates of Incorporation with the Secretary of State or other appropriate official of the state of their organization. The Amended Certificates of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code and the Amended Certificate of Incorporation for Reorganized Seitel shall change the number of authorized shares of New Seitel Common Stock to implement the Plan.

(b) Directors and Officers of the Reorganized Debtors.

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the officers and directors of the Reorganized Debtors shall be selected by the Plan Funders and identified in the Plan Supplement. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and other constituent documents of the Reorganized Debtors.

(c) Corporate Action.

On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors, and all actions contemplated by the Plan shall be authorized and approved in all respects. All matters provided for in the Plan involving the corporate organizational structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be and become effective, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

6. Sources of Cash for Plan Distribution.

The Plan Funders shall make the Cash Infusion. All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from: (i) the Cash Infusion; (ii) existing Cash balances; and (iii) the operations of the Debtors or Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their affiliates or subsidiaries through the Reorganized Debtors' consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course. Any payment or distributions of Cash by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank.

7. Revesting of Assets.

The property of the Estates of the Debtors will vest in the Reorganized Debtors on the Effective Date free and clear of all Claims, liens, charges or other encumbrances and Equity Interests (other than the New Seitel Common Stock and New Subsidiary Equity Interests). On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

F. Methods Of Distribution

1. Distributions for Claims or Equity Interests Allowed as of the Effective Date.

Except as otherwise provided in Article VII of the Plan or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims or Equity Interests that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as soon as practicable thereafter. Distributions on account of Claims or Equity Interests that become Allowed Claims or Allowed Equity Interests, as the case may be, after the Effective Date shall be made pursuant to Section 7.3 and Section 8.3 of the Plan.

2. Distributions by the Reorganized Debtors.

The Reorganized Debtors shall make all distributions required under the Plan.

3. Delivery and Distributions and Undeliverable or Unclaimed Distributions.

(a) Delivery of Distributions in General.

Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Distributions to the Plan Funders shall be made directly to the Plan Funders. Distributions to Holders of Allowed Equity Interests shall be made, to the extent available, at the address of the Holder of such Equity Interests indicated on records of the Debtors, otherwise distributions will be made to the record holders of Allowed Equity Interests along with a request to forward the materials to Beneficial owners.

(b) Undeliverable Distributions.

(i) Holding of Undeliverable Distributions. If any Allowed Claim or Allowed Equity Interest Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to this Section 7.3 of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

(ii) After Distributions Become Deliverable. Within twenty (20) days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

(iii) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of Allowed Claims and all Holders of Allowed Equity Interests receive their allocated distributions, the Reorganized Debtors shall file with the Bankruptcy Court a listing of holders of unclaimed distributions. This list shall be maintained for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim or an Allowed Equity Interest who does not assert a Claim or Equity Interest pursuant to the Plan for an undeliverable distribution within twelve (12) months after the Effective Date shall have such Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against the Reorganized Debtors or their property. In such cases, any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.

4. Distribution Record Date.

As of the close of business on the Distribution Record Date, the (i) transfer of the Notes or any interest therein, and (ii) transfer register for the Old Seitel Common Stock shall be closed and the transfer of the Notes and Old Seitel Common Stock, or any interest therein, shall be prohibited. Moreover, the Reorganized Debtors shall not have any obligation to recognize any transfer of the Notes and the Old Seitel Common Stock occurring after the Distribution Record Date and shall be entitled for all purposes to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

5. Timing and Calculation of Amounts to be Distributed.

Unless otherwise provided for in Article III or Article VIII of the Plan or agreed to by the Holder of a Claim or Equity Interest and the Debtors, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Claim against or an Allowed Equity Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable  Class. Beginning on the date that is twenty (20) calendar days after the end of the calendar quarter following the Effective Date and twenty (20) calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Section 8.3 of the Plan, to Holders of Disputed Claims or Disputed Equity Interests in any such Class whose Claims or Equity Interests were Allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims or Allowed Equity Interests in such applicable Class.

6. Setoffs.

The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Equity Interest and the distributions to be made pursuant to the Plan on account of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), the claims, rights and causes of action of any nature that the Debtors may hold against the Holder of such Allowed Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and causes of action that the Debtors may possess against such Holder.

7. Surrender of Cancelled Instruments or Securities.

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest evidenced by the instruments, securities or other documentation cancelled pursuant to Section 5.2 of the Plan, the Holder of such Claim or Equity Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Equity Interest to the Reorganized Debtors. Any distributions on account of any such Claim or Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.3 of the Plan.

(a) Notes.

The Plan Funders shall tender the Notes to the Reorganized Debtors in accordance with written instructions to be provided to the Plan Funders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Notes with a letter of transmittal in accordance with such instructions. All surrendered Notes shall be marked as cancelled.

(b) Failure to Surrender Cancelled Instruments.

Any Holder of Notes that fails to surrender or is deemed to have failed to surrender the applicable Notes required to be tendered hereunder or proof of loss of the Note and an appropriate indemnification agreement, within twelve (12) months after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Notes discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property.

G. Procedures For Resolving Disputed Claims And Interests

1. Prosecution of Objections to Claims and Interests.

After the Confirmation Date, the Debtors or the Reorganized Debtors shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Equity Interests. From and after the Confirmation Date, such parties may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court. Any objections to Claims or Equity Interests must be made before the date that is ninety (90) days after the Effective Date.

2. Estimation of Claims.

The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court fix, liquidate or estimate any contingent or unliquidated Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim or Equity Interest, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Equity Interest, such estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim or Equity Interest, as determined by the Bankruptcy Court. The Bankruptcy Court's entry of this order may limit the distribution to be made on individual Disputed Claims or Equity Interests regardless of the amount finally Allowed on account of such Disputed Claims or Equity Interests, and no Holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professionals. If the estimated amount constitutes a maximum limitation on such Claim or Equity Interest, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim or Equity Interest. All of the aforementioned Claims or Equity Interests objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

3. Payments and Distributions on Disputed Claims or Disputed Interests.

(a) Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial distributions will be made with respect to a Disputed Claim or Disputed Equity Interest until the resolution of such disputes by settlement or Final Order and the Disputed Claim or Disputed Equity Interest, or some portion thereof, has become an Allowed Claim or an Allowed Equity Interest, as the case may be.

(b) The Reorganized Debtors shall withhold from the distributions to be made to Holders of Disputed Claims or Equity Interests amounts equal to one hundred (100%) percent of the distributions to which holders of Disputed Claims or Interests would be entitled under the Plan if such Disputed Claims and Equity Interests were Allowed Claims or Equity Interests.

4. Reserves.

On the Effective Date, the Reorganized Debtors shall establish the Disputed Interest Reserve by withholding from the initial distribution an amount of Cash calculated as if all Class 7 Equity Interests were Allowed Class 7 Equity Interests in an amount equal to one hundred (100%) percent of the distributions to which holders of Disputed Class 7 Equity Interests would be entitled if their Equity Interests were Allowed in the Disputed Interest Amount. The Reorganized Debtors shall administer the Disputed Interest Reserve and any other Disputed Claims Reserve established for Disputed Claims. The Reorganized Debtors shall have the right to file a motion seeking to modify any Disputed Claim amounts or Disputed Interest Amounts.

5. Distributions After Allowance.

The Reorganized Debtors shall make all payments and distributions required to be made under the Plan as soon as practicable after the date such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim or Equity Interest under the Plan if the Disputed Claim or Equity Interest had been Allowed on the Effective Date. After a Final Order has been entered, or other final resolution has been reached with respect to each Disputed Claim, any Cash that remains in the Disputed Claims Reserve shall be transferred to the Reorganized Debtors. After a Final Order has been entered or other final resolution has been reached with respect to each Disputed Equity Interest, any of the Cash that remains in the Disputed Interest Reserve shall be distributed Pro Rata to Holders of Allowed Class 7 Equity Interests.

H. Conditions Precedent To Effectiveness Of The Plan

1. Conditions Precedent to Effectiveness.

The Effective Date shall not occur until each of the following conditions shall have been satisfied or waived:

(a) The Bankruptcy Court shall have entered the Confirmation Order on or before November 18, 2003, and such Confirmation Order shall not have been modified after entry;

(b) The Confirmation Order shall have become a Final Order;

(c) The new board of directors of Seitel as Reorganized Debtor shall have been appointed by the Plan Funders and agreed to serve; and

(d) The Plan Funders makes the Cash Infusion.

2. Waiver of Conditions.

The Debtors with the consent of the Plan Funders, in the Plan Funders' sole and absolute discretion, may waive any of the conditions set forth in Section 9.1(b) or (c) of the Plan to the effectiveness of the Plan, at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

3. Effect of Failure of Conditions.

If one or more of the conditions specified in Section 9.1 of the Plan have not occurred and have not been waived on or before 120 days after the Confirmation Date, (a) the Confirmation Order shall be vacated and the Plan shall be null and void in all respects, (b) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, (c) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors, and (d) nothing contained in the Plan or the Disclosure Statement shall constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

I. Effect Of Plan Confirmation

1. Binding Effect.

Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

2. Classification and Enforceability of Claims and Equity Interests.

The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan.  The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to the Plan. All Securities Claims are deemed to be permanently subordinated pursuant to the terms of section 510(b) of the Bankruptcy Code, and as such, have been placed in a separate Class.

3. Discharge.

Except as otherwise provided in the Plan or the Confirmation Order and subject to section 1141(d)(1) of the Bankruptcy Code, upon the Effective Date, all debts of, Claims against and Equity Interests in any of the Debtors, their assets, or properties, shall be discharged and released. The discharge of the Reorganized Debtors shall be effective as to each debt, Claim or Equity Interest, regardless of whether a proof of Claim or proof of interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged debt, Claim and Equity Interest, all persons, entities and governmental units (including, without limitation, any Holder of a debt, Claim or Equity Interest) shall be precluded from asserting against any Debtor or Reorganized Debtor or against such Debtor or Reorganized Debtor's assets or properties, any other or further debt, Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

4. Releases.

In consideration of the contributions of certain parties to the Debtors' Chapter 11 Cases, including, but not limited to (a) the restructuring of the Debtors as provided for in the Plan, and (b) the waiver by certain parties (or their affiliates) of rights they might otherwise seek to assert against one or more of the Debtors, the Plan provides for certain waivers, exculpations, releases and injunctions.

(a) Releases and Indemnification by Debtors.

Except as otherwise specifically provided herein, for good and valuable consideration, including, but not limited to, the commitments and obligations of the Plan Funders necessary for consummation of the Plan, the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the commitment of Plan Funders to allow junior creditors to receive distributions under the Plan ahead of the Plan Funders' senior claims under the Notes, the efforts of the Plan Funders to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and the release granted by the Plan Funders hereunder, the Plan Funders, the Debtors and the Reorganized Debtors hereby release (i) all Noteholder Releasees, and (ii) all D&O Releasees, and their respective officers, directors, employees, attorneys, financial advisors, accountants (but not auditors), investment bankers, agents and representatives from any and all Claims, obligations, rights, suits, damages, Causes of Action, Claims asserted in the Derivative Suits, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries or the Plan Funders would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except for claims and liabilities (x) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (y) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries. Notwithstanding the foregoing, neither the Plan Funders, the Debtors, the Reorganized Debtors, nor any other party shall be construed under the Plan to have released or compromised in any way their rights including Causes of Action against Paul Frame, Cindy Moulton and Franklin Cardwell & Jones, P.C. The Reorganized Debtors shall support and defend the Plan, and defend the D&O Releasees with respect to the relief provided to the D&O Releasees under the Plan, by enforcing all Plan provisions in the Bankruptcy Court or any other court, and by paying any and all fees, costs or other expenses incurred in the defense of the D&O Releasees, to the extent necessary to effectuate and enforce the releases set forth herein, against any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities, except to the extent limited in the foregoing subparagraph (a). The Reorganized Debtors shall defend and fully indemnify the D&O Releasees with respect to the exclusions set forth in Section 10.4(b) of the Plan regarding any and all federal, state or local tax statutes, regulations and/or rules, and any and all federal, state or local environmental statutes, regulations and/or rules unless there is a final determination that such liability is the result of fraud or willful misconduct. The Reorganized Debtors shall fully indemnify the D&O Releasees for any act or omission, transaction, agreement, event or other occurrence that occurs after the Petition Date, except for those acts or omissions that are the result of fraud or willful misconduct.

(b) Limited Releases by Holders of Claims and Equity Interests.

On the Effective Date, each Holder of a Claim and/or Equity Interest other than as otherwise provided in the Plan or the Confirmation Order, and any Committee shall be deemed to have released the Noteholder Releasees, the Debtors and the Reorganized Debtors and the D&O Releasees, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (i) the Chapter 11 Cases, (ii) the Debtors as debtors-in-possession, or (iii) the negotiation, formulation and preparation of this Plan or Plan documents, except that no party shall be released from acts or omissions which are the result of fraud, willful misconduct, gross negligence or, with respect to officers and directors of the Debtors, the usurpation of any corporate opportunity, and the provisions of Section 10.4 of the Plan shall not release or discharge any such Persons from any liabilities arising under (i) the Internal Revenue Code; (ii) the environmental laws of the United States, or (iii) any criminal laws of the United States or of any state. The foregoing release of the D&O Releasees is in consideration for their services rendered during the Chapter 11 Cases, the essential nature of such release to this Plan, the impact that any claims against D&O Releasees could have on the D&O Insurance Policies and other property of the Estate, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

5. Preservation of Rights of Action.

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims, rights and Causes of Action, including any claims against Paul Frame, Cindy Moulton and Franklin Cardwell & Jones, P.C. and in the Derivative Suits, that the Debtors or the Estates may hold against any Person or Entity that have not been released under the Plan. The Reorganized Debtors may pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. All Causes of Action, rights or avoidance actions, claims whether known or unknown, against any defendant in the Derivative Suits, or against any Entity arising from the same, similar or related operative facts which have been or may be brought, are preserved solely and exclusively for the Reorganized Debtors. These retained claims include but are not limited to actions or Causes of Action against Paul Frame, Cindy Moulton and Franklin Cardwell & Jones, P.C. On the Effective Date the Derivative Suits shall be deemed dismissed.

6. Exculpation.

The Debtors, the Reorganized Debtors, the D&O Releasees, the Noteholder Releasees and any Committee formed during the Debtors' Chapter 11 Cases and their respective advisors, attorneys, agents or any professionals retained by them (acting in such capacity) shall neither have nor incur any liability to, nor be subject to any right of action by, any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or effectiveness of the Plan, the Disclosure Statement the solicitation of votes for and the pursuit of Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the provisions of Section 10.6 of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, recklessness or willful misconduct.

7. Injunction.

Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons and Entities that have held, currently hold or may hold a Claim or Equity Interest (including a Securities Claim) or other debt or liability or an Equity Interest or other right of an equity security holder that is terminated under the Plan are forbidden from taking any of the following actions against the Debtors, the Reorganized Debtors, the Estates or their respective property on account of any such Claims (including Securities Claims) or other debts, liabilities or Equity Interests or other terminated Equity Interests or rights: (a) commencing or continuing in any manner, any suit, action or other proceeding on account of or respecting any claim, obligation, debt, right, cause of action, remedy or liability released or to be released pursuant to Article X of the Plan; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; (d) creating, perfecting or enforcing any lien or encumbrance, and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code, provided, however, that the foregoing injunction shall not preclude police or regulatory agencies from fulfilling their statutory duties.

J. Other Provisions

1. Executory Contracts

(a) Assumption or Rejection of Executory Contracts and Unexpired Leases.

Immediately prior to the Effective Date, the customer Data License Agreements, the D&O Insurance Policies and the Insurance Coverage of the Debtors shall be deemed assumed by the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those customer Data License Agreements, D&O Insurance Policies and the Insurance Coverage that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date (which shall thereafter be rejected, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any and all reimbursements made under the D&O Insurance Policies on account of defense costs paid by the Debtors and/or the Reorganized Debtors before or after the Petition Date shall be paid directly to the Debtors to the extent such reimbursements are made after the Confirmation Date

(b) Immediately prior to the Effective Date, except for the customer Data License Agreements, D&O Insurance Policies and the Insurance Coverage, all employment agreements, incentive plans and executory contracts and unexpired leases of the Debtors shall be deemed rejected by the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those employment agreements, incentive plans and executory contracts and unexpired leases that (1) have been assumed by order of the Bankruptcy Court, (2) are the subject of a motion to assume pending on the Effective Date (which shall thereafter be assumed, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list filed with the Bankruptcy Court on or before the Confirmation Date, as to be assumed, or (4) are assumed pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

The Debtors are currently analyzing their executory contracts and unexpired leases to determine which of them, if any, to assume or reject during the Chapter 11 Cases.

(c) Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time will be forever barred from assertion against the Debtors, the Reorganized Debtors or the Estates and their property unless otherwise ordered by the Bankruptcy Court or provided in the Plan.

(d) Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

(e) Limited Indemnification of Directors, Officers and Employees.

The obligations of the Debtors to indemnify any Person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in any Debtor's constituent documents or by a written agreement with the Debtors or the Delaware General Corporation Law, shall be deemed assumed by the Reorganized Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date to the limited extent of the obligation to defend against claims that are not Securities Claims. The Debtors' obligations, if any, to defend Securities Claims or to satisfy any judgment or liability of any such Person on account of any Securities Claim shall be a Class 6 Securities Claim. The Debtors' obligation, if any, to indemnify any such Person with respect to any liability with respect to any claim or cause of action that arose prior to the Petition Date shall not be assumed and shall be deemed satisfied by the assumption of the obligation to defend, except as set forth in Section 10.4(a) of the Plan. The Debtors' existing directors' and officers' insurance coverage, the term of which runs through February 5, 2004, shall be assumed and maintained in effect (as set forth in Section 6.1(a) hereof). Accordingly, the limited indemnification obligations to defend described above as assumed shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, but all other indemnification obligations that arose before the Petition Date shall be discharged. All indemnification obligations based on any fact or circumstance first arising after the Petition Date is part of the directors', officers' and employees' administrative compensation claim and therefore, shall be assumed and honored post-Effective Date.

(f) Benefit Programs.

Except as otherwise expressly provided under the Plan or by separate motion, all programs of the Debtors applicable to its current employees with respect to 401(k) plans, health care plans, disability insurance plans, life insurance plans, accidental death, and dismemberment insurance plans, vacation allowances and educational reimbursement plans are treated as executory contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of section 365 and 1123 of the Bankruptcy Code; provided, however, that nothing contained in the Plan shall assume any plan or program that requires the issuance of any Equity Interests.

2. Retention of Jurisdiction.

Under the Plan, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to: (i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim or Priority Tax Claim and the resolution of any and all objections to the allowance or priority of Claims and Equity Interests; (ii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date; (iii) resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected; (iv) ensure that distributions to Holders of Allowed Claims and Holders of Allowed Equity Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII of the Plan; (v) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date; (vi) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement; (vii) resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan; (viii) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan; (ix) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions; (x) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated; (xi) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; (xii) enter an order and/or final decree concluding the Chapter 11 Cases; (xiii) resolve disputes concerning any reserves with respect to Disputed Claims and Disputed Equity Interests or the administration thereof; (xiv) recover all assets of the Debtors and property of the Estates, whenever located, including any Causes of Action; and (xv) hear and resolve all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

3.Payment of Statutory Fees.

All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim.

4. Dissolution of the Committee.

On the Effective Date, any Committee that has been appointed shall be deemed dissolved and its members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

5. Amendment or Modification of Plan.

Subject to the limitations contained in the Plan, (1) the Debtors reserve the right, subject to the consent of the Plan Funders, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order, and (2) after the entry of the Confirmation Order, the Debtors, may, upon the consent of the Plan Funders, and order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. The Plan Funders shall not be obligated to proceed under the Plan Funding Agreement if they do not consent to modifications or amendments made to the Plan.

6. Revocation of Plan.

The Debtors reserve the right, subject to the consent of Plan Funders, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. The Debtors shall have the right to revoke and withdraw the Plan without the consent of the Plan Funders if the Debtors' failure to do so would violate the Debtors' fiduciary duties to consider and propound a plan or otherwise seek to effectuate a transaction which would yield a material enhancement to the benefits to Holders of Allowed Claims and/or Allowed Equity Interests beyond the benefits provided in the Plan. In the event of a withdrawal of the Plan, nothing contained in the Plan or in the Disclosure Statement shall be deemed an admission by the Debtors.

7. Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any country, city of governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

8. Plan Supplement.

The Amended Certificates of Incorporation, Amended By-Law, and such other documents as may be designated by the Debtors and approved, in form and substance, by the Plan Funders shall be contained in the Plan Supplement and Filed as least five (5) days prior to the last day upon which Holders of Impaired Classes of Claims and Equity Interests may vote to accept or reject the Plan.

9. Compromise of Controversies.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Entity holding Claims or Equity Interests against the Debtors.

V. DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS

A. Directors and Officers of Reorganized Debtors

1. Reorganized Debtors

(a) Board of Directors

The initial Board of Directors of each of the Reorganized Debtors will consist of those individuals selected by the Plan Funders and identified in the Plan Supplement. The names of the members of the initial Board of Directors of each of the Reorganized Debts identified in the Plan Supplement will be disclosed prior to the date of the Confirmation Hearing. Each of the members of such initial Board of Directors will serve in accordance with the Reorganized Debtors' Amended Certificates of Incorporation or Amended By-laws as the same may be amended from time to time.

(b) Officers

The officers of each of the Debtors immediately prior to the Effective Date will serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers will serve in accordance with any employment agreement with the Debtors and applicable nonbankruptcy law.

B. By-laws and Certificates of Incorporation

The by-laws and certificates of incorporation of each of the Reorganized Debtors will contain provisions necessary (a) to prohibit the issuance of nonvoting equity services as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law and (b) to effectuate the provisions of the Plan.

C. New Common Stock

On the Effective Date, the shares of New Seitel Common Stock of Reorganized Seitel will be issued to the Plan Funders (or such wholly owned direct or indirect subsidiary or subsidiaries of Berkshire Hathaway Inc. as they may direct)(subject to Section 5.4(c) of the Plan). As a result, the Debtors will no longer be publicly owned.

VI. ACCEPTANCE AND CONFIRMATION OF THE PLAN

The following is a brief summary of the provisions of the Bankruptcy Code relevant to acceptance and confirmation of a plan of reorganization. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code with their own attorneys.

A. Acceptance of the Plan

This Disclosure Statement is provided in connection with the solicitation of acceptances of the Plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the allowed claims of that class that have actually voted or that are deemed to have voted to accept or reject a plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of interests as acceptance by at least two-thirds in amount of the allowed interests of that class that have actually voted or are deemed to have voted to accept or reject a plan.

If one or more Impaired Classes rejects the Plan, the Debtors may, in their discretion, nevertheless seek confirmation of the Plan over the Impaired Classes rejection if the Debtors believe that the requirements of section 1129(b) of the Bankruptcy Code for Confirmation of the Plan (which are summarized below) will be met, despite the lack of acceptance by all Impaired Classes.

B. Confirmation

1. Introduction

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. Notice of the Confirmation Hearing regarding the Plan has been provided to all known Holders of Claims and Equity Interests or to their respective representatives along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must be in writing, must conform with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court and the requirements of the Disclosure Statement Approval Order, must set forth the name of the objecting party, the nature and amount of Claims or Equity Interests held or asserted by that party against the Debtors, and the specific basis for the objection. Such objection must be filed with the Bankruptcy Court, with a copy forwarded directly to the chambers of the Honorable Peter J. Walsh together with a proof of service, and served on all required parties and by the date set forth on the notice of the Confirmation Hearing.

2. Statutory Requirements for Confirmation of the Plan

At the Confirmation Hearing, Debtors will request that the Bankruptcy Court determine that the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. If the Bankruptcy Court so determines, the Bankruptcy Court will enter an order confirming the Plan. The applicable requirements of section 1129 of the Bankruptcy Code are as follows:

    The Plan must comply with the applicable provisions of the Bankruptcy Code;

    The Debtors must have complied with the applicable provisions of the Bankruptcy Code;

    The Plan must have been proposed in good faith and not by any means forbidden by-law;

    Any payment made or promised to be made by the Debtors under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan, must have been disclosed to the Bankruptcy Court, and any such payment made before the Effective Date of the Plan must be reasonable, or if such payment is to be fixed after the Effective Date of the Plan, such payment must be subject to the approval of the Bankruptcy Court as reasonable;

    The Debtors must have disclosed the identity and affiliates of any individual proposed to serve as a director, officer, or voting trustee of the Reorganized Debtors. Moreover, the appointment to, or continuance in, such office of such individual, must be consistent with the interests of Holders of Claims and Equity Interests and with public policy, and the Debtors must have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

    Each Class of Claims or Interests must have either accepted the Plan or not be impaired under the Plan;

    Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative and Priority Claims (other than Allowed Priority Tax Claims) will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred Cash payment, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim;

    At least one impaired Class of Claim must have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class; and

In addition, to confirm the Plan, the Bankruptcy Court must find the Plan is feasible and is in the best interest of the Creditors. Each are addressed below.

3. Feasibility of the Plan

To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirement.

The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible. The Debtors' belief regarding their ability to perform all obligations described in the Plan is based on (i) the Plan Funders' (one of whom is Berkshire) obligation to fund the distributions required to be made to Holders of Allowed Class 3 and Class 4 Claims and to holders of Allowed Class 7 Equity Interests; and (ii) the Debtors' cash on hand upon confirmation of the Plan, which the Debtors reasonably believe, will be in excess of the total of (x) all amounts remaining to be paid for Administrative Claims; (y) Priority Tax Claims; and (z) all remaining indebtedness of the Debtors and its non-Debtor subsidiaries.

4. Best Interests Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires the Bankruptcy Court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its chapter 11 case were converted to chapter 7 under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would not be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value not less than the distributions to be received by such creditors and equity security holders under a debtor's plan, then such plan is in the best interests of creditors and equity security holders.

The Debtors also believe that the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in chapter 7 cases would be less than the present value of distributions under the Plan because such distributions in chapter 7 cases would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in the chapter 7 cases, the delay could be prolonged.

The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee is appointed by the Bankruptcy Court to liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by management of the Debtors with the assistance of their financial advisors.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and their financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of twelve months. This period would allow for the collection of receivables, selling of assets, and the winding down of operations.

7. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even it if has not been accepted by all impaired classes as long as at least one impaired class of Claims has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan's rejection (or deemed rejection) by impaired Classes as long as the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claims of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

The votes of Holders of Equity Interests in Classes 8 and 9 are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of their Claims and Interests. Each Class therefore is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class, and will seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by Classes 8 and 9, the Debtors believe that such Classes are being treated fairly and equitably under the Bankruptcy Code. The Debtors therefore believe the Plan may be confirmed despite its deemed rejection by such Class.

VII. CERTAIN RISK FACTORS TO BE CONSIDERED

The operations of the Reorganized Debtors involve a high degree of risk, and this Disclosure Statement and certain of its Exhibits contain forward-looking statements that involve risks and uncertainty. Seitel's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Disclosure Statement. Under the Plan, the existing Equity Interest Holders and Holders of Allowed Claims in Classes 3 and 4 will not bear any of the risks of the Reorganized Debtors' operations because all distributions will be funded in cash from the Cash Infusion and the Debtors' Cash on hand. As a result, only the Plan Funders will bear the risks described below. If the Plan were not confirmed and the Debtors' obligations were not substantially reduced through the Plan and the Cash Infusion, creditors and shareholders would bear such risks.

A. Risks Related to the Business of the Reorganized Debtors

1. As a result of the Chapter 11 Cases, the Debtors may lose customers and fail to obtain agreements with certain contractors.

2. The Debtors' business could be adversely affected by low exploration and development spending by oil and gas companies and by low oil and gas prices.

3. The Debtors invest significant amounts of money in acquiring and processing seismic data for its data library with only partial underwriting of the costs by customers.

4. Because the Debtors' business is concentrated in the U.S. Gulf Coast and through the non-Debtor affiliates, Canada, it could be adversely affected by developments in the oil and gas business that affect these areas.

5. The amounts the Debtors amortize from its data library each period may fluctuate, and these fluctuations can affect the Debtors' reported results of operations.

6. Extensive governmental regulation of the Debtors' business affects their daily operations.

7. Competitors may have certain advantages that could adversely affect the Debtors' operating results.

8. The Debtors' operating results may vary due to circumstances beyond their control, including the timing of the receipt and commencement of contracts for data acquisition, customers' budgetary cycles, the timing of offshore lease sales and the effect of such timing on the demand for geophysical activities, seasonal factors and the timing of sales of geophysical data from the Debtors' data library.

9. The Debtors may face risks associated with its foreign revenue generating activities.

10. The Debtors may be unable to attract and retain key employees, which could adversely affect the Debtors' business.

B. Certain Bankruptcy-Related Considerations

1. Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for Confirmation, that such negotiations would not adversely affect the Holders of Allowed Claims and Equity Interests, or that such modifications would not necessitate the resolicitation of votes.

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan with respect to the Holders of Impaired Claims that are entitled to vote to accept or reject the Plan and the Debtors. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to, among others, the Debtors, the Creditors, and the Holders of Equity Interests.

The federal income tax consequences of the transactions contemplated by the Plan (including the character, timing, and the amount of income, gain or loss recognized) will depend upon, among other things, (i) the manner in which a Holder acquired a Claim; (ii) the length of time the Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (v) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (vi) the Holder's method of accounting; and (vii) whether the Claim is an installment obligation for federal income tax purposes. This discussion assumes that the Holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current year or any prior year, and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay pursuant to the Plan.

The following summary is for general information only. The federal income tax consequences of the Plan are complex and subject to significant uncertainties. This summary does not address foreign, state or local tax consequences; nor does it purport to address all of the federal income tax consequences of the Plan. This summary also does not purport to address the federal income tax consequences of the Plan to taxpayers subject to special treatment under the federal income tax laws, such as broker-dealers, tax-exempt entities, financial institutions, insurance companies, S corporations, small business investment companies, mutual funds, regulated investment companies, foreign corporations, and non-resident alien individuals.

EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POTENTIAL FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN.

A. Federal Income Tax Consequences to Holders of Impaired Claims

1. General

(a) Accrued Interest. Under the Plan, Cash may be distributed to certain Holders with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of Cash received with respect to such Claims for accrued interest. Holders of Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. Holders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

(b) Market Discount. The market discount rules of the Tax Code may apply to Holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a holder with respect to a "market discount bond" generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the holder's period of ownership, unless the holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the Tax Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

2. Class 3 - General Unsecured Claims and Class 4 - Seitel Unsecured Claims

A Holder of a General Unsecured Claim and/or Seitel Unsecured Claim that receives cash in discharge of its Claim pursuant to the Plan generally should recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) the Holder's adjusted tax basis in its Claim. The character of the gain or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder's hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. A Holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year.

3. Class 6 - Securities Claims

A Holder of a Securities Claim that receives cash in discharge of its Claim pursuant to the Plan should recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) the Holder's adjusted tax basis in its Claim. The character of the gain or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder's hands, and whether the Claim constitutes a capital asset in the hands of the Holder.

4. Class 7 - Old Seitel Common Stock Interests

A Holder of Old Seitel Common Stock that receives cash in exchange of his Old Seitel Common Stock pursuant to the Plan should recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Old Seitel Common Stock and (ii) the Holder's adjusted tax basis in its Old Seitel Common Stock. The character of the gain or loss will be determined by a number of factors, including (i) the tax status of the Holder; (ii) whether the Old Seitel Common Stock constitutes a capital asset in the hands of the Holder; and (iii) the Holder's holding period in the Old Seitel Common Stock.

B. FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS

1. Cancellation of Indebtedness Income. Upon the Effective Date of the Plan, the Debtors will be discharged of their outstanding indebtedness to the extent such discharge is allowed by law and such indebtedness is not otherwise satisfied. As a result, the Debtors generally will realize cancellation of indebtedness ("COI") income to the extent that the Cash and the fair market value of property, if any, paid by the Debtors in return for the discharge of indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. However, under Section 108(a) of the Tax Code, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the COI is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the Debtors are under the jurisdiction of the Bankruptcy Court and the COI will be pursuant to the Bankruptcy Court's approval of the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

Under section 108(b) of the Tax Code, the Debtors will each be required to reduce certain tax attributes, including net operating losses ("NOL") and NOL carryforwards, in an amount (subject to certain modifications) equal to the amount of COI income excluded from income as described in the preceding paragraph. Under the Tax Code, such tax attribute reduction occurs in the year after the determination of tax for the year which includes the Effective Date. Therefore, the NOLs of the Debtors should be available to offset income arising on or before the Effective Date.

Any reduction in tax attributes under section 108(b) of the Tax Code appears only to apply on a separate company basis even though the Debtors and certain other affiliates file a federal consolidated income tax return. Therefore, only Debtors realizing COI income should be required to reduce their tax attributes (including their NOLs). The IRS has held in private letter rulings that where a member of a consolidated group is permitted to exclude from income COI income pursuant to section 108(a) of the Tax Code, such member is required to reduce only its own separate company tax attributes without having to reduce the tax attributes of any other member of the consolidated group. In a recent field service advice, however, the IRS ruled that a debtor member was required to treat all of a consolidated group's NOLs as a tax attribute of the debtor member subject to reduction under section 108(b) of the Tax Code as a result of the exclusion of COI income from income. Although such rulings and advice may not be relied upon by other taxpayers as binding authority, they do provide some indication of the IRS's position.

2. Limitation on Net Operating Losses and Other Tax Benefits

Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and certain other tax attributes of the Reorganized Debtors applicable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under Section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors.

Under Section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but not recognized) as of the date of the ownership change and that are subsequently recognized.

The Debtors believe that the issuance of New Seitel Common Stock to Berkshire as of the Effective Date pursuant to the Plan will constitute an ownership change of the Reorganized Debtors.

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long term tax exempt rate" in effect for the month in which the ownership change occurs. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed plan, value is generally determined immediately after the ownership change, and certain adjustments that ordinarily would apply do not apply. Any unused limitation may be carried forward, increasing the annual limitation in subsequent taxable years. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

Except as noted below with respect to built-in losses, the Debtors do not believe that they will have substantial pre-change losses subject to Section 382 of the Tax Code.

If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has an net unrealized built-in gain at the time of the ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million, or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

The Debtors believe that they will be in a net unrealized built-in loss positions as of the Effective Date.

An exception to the foregoing annual limitation rules generally applies where certain "qualified creditors" of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The Debtors do not believe that implementation of the Plan will qualify for this exception.

The Plan Funders have reserved the right to modify the structure of the funding of the Plan so long as it does not reduce the Cash available to any other Class of Claims or Equity Interests. For example, the Plan Funders may elect to create a new entity that will buy all of the Debtors' assets for a Cash payment equal to the Cash Infusion. This could alter the tax consequences of the Plan to the Debtors, but this will not affect the distributions or tax consequences to any Holder of Claim or Equity Interest.

C. Withholding and Information Reporting

All distributions to Holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 30%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"); (ii) furnishes an incorrect TIN; (iii) improperly fails to report interest or dividends; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions entered into on or after January 1, 2003, including, among other types of transactions, the following: (i) a transaction offered under "conditions of confidentiality;" (ii) a transaction where a taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (iii) certain transactions that result in the taxpayer claiming a loss in excess of specific thresholds; and (iv) certain transactions in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult with their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders' tax returns.

IX. ALTERNATIVES TO THE PLAN AND CONSEQUENCES OF REJECTION

If the Plan is not confirmed and consummated, the alternatives include (a) the preparation and presentation of an alternative plan or plans of reorganization, (b) the sale of all or portions of the Debtors' assets pursuant to section 363 of the Bankruptcy Code, (c) a chapter 11 liquidation or (d) conversion to a case, and liquidation, under chapter 7 of the Bankruptcy Code.

A. Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors or any other party in interest, if plan exclusivity is terminated could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business, a sale of all or a portion of Debtors' assets pursuant to section 363 of the Bankruptcy Code or an orderly liquidation of their assets. During the course of negotiation of the Plan, the parties explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of creditors and other parties in interest. The Debtors have not changed their conclusions.

The Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors generally would receive greater recoveries than in a chapter 7 liquidation. Under a section 363 asset sale, the period of time to conduct the sale would depend on the interest and timeline of prospective buyers. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan. The Debtors believe that a sale under section 363 of the Bankruptcy Code would produce less return to creditors and equity interest holders than the Plan because a prospective buyer would presumably attempt to pay only enough to acquire the assets, leaving insufficient value for holders of unsecured claims or equity interest holders.

B. Section 363 Sale

If the Plan is not confirmed, the Debtors may seek to sell all or portions of their assets pursuant to section 363 of the Bankruptcy Code.

C. Chapter 11 Liquidation

If the Plan is not confirmed, the Debtors may liquidate their assets using a liquidator to conduct auctions or other sales of the Debtors' assets, collecting accounts, pursuing causes of action and distributing proceeds pursuant to a liquidating plan or by other appropriate means.

D. Chapter 7 Liquidation

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth in Section [VI.C.3,] "Confirmation and Consummation Procedure - Confirmation - Best Interests Test." The Debtors believe that liquidation of the Debtors under chapter 7 would result in (a) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (c) the failure to realize the greater, going concern value of the Debtors' assets.

The Debtors and their professional advisors have explored various alternative scenarios, and believe that the Plan enables the Holders of Claims and Equity Interests to realize the maximum recovery under the circumstances. The Debtors believe that the Plan is the best plan that can be proposed and is in the best interests of the Debtors and other parties in interest.

X. RECOMMENDATION AND CONCLUSION

The Debtors have analyzed different scenarios and believe that the Plan will provide for a larger distribution to Holders of Allowed Claims and Equity Interests than would otherwise result if an alternative restructuring plan were proposed or the Debtors' assets were liquidated. In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the Holders of Claims and Equity Interests. Accordingly, the Debtors recommend Confirmation of the Plan and urge all Holders of Impaired Claims and Equity Interests to vote to accept the Plan and to indicate acceptance by returning their Ballots and/or Master Ballots so as to be received by no later than __________, 2003 at 5:00 p.m.

Respectfully Submitted,
Dated: Houston, Texas August 5, 2003	SEITEL, INC. Debtor and Debtor in Possession
	By:	/s/ Larry E. Lenig, Jr.

Larry E. Lenig, Jr. President and Chief Executive Officer

Seitel Management, Inc.,
N360X, L.L.C., Seitel Delaware, Inc.,
Seitel Data Corp., Seitel Data, Ltd.,
Seitel Offshore Corp., Datatel, Inc.,
Seitel Solutions, Inc., Seitel Solutions, L.L.C., Seitel Solutions, Ltd., SI Holdings, G.P.,
Seitel Solutions Holdings, L.L.C.,
Seitel Canada Holdings, Inc., SEIC, Inc.,
SEIC, L.L.C., DDD Energy, Inc.,
Energy Venture Holdings, L.L.C.,
Endeavor Exploration, L.L.C.,
Seitel Geophysical, Inc.,
Matrix Geophysical, Inc.,
Seitel Gas & Energy Corp.,
Seitel Power Corp., Geo-Bank, Inc.,
Alternative Communication Enterprises, Inc.,
EHI Holdings, Inc., Exsol Inc.,
Seitel IP Holdings, LLC,
Seitel Natural Gas, Inc.,
Seitel Canada L.L.C.
and Express Energy I, LLC

Debtors and Debtors in Possession

	By:	/s/ Larry E. Lenig, Jr.

Larry E. Lenig, Jr. Executive Vice President

EXHIBITS TO DISCLOSURE STATEMENT
Exhibit A -	Joint Plan of Reorganization
Exhibit B -	Disclosure Statement Order
Exhibit C -	Seitel's Quarterly Report on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended March 31, 2003
Exhibit D -

Seitel's Annual Report on Form 10K pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934 for the annual period ended December 31, 2002, including Seitel's audited consolidated financial statements for the period ended December 31, 2002

Exhibit E -	Debtor's Liquidation Analysis

Exhibit A -  Joint Plan of Reorganization

As filed as Exhibit 99.2 to Form 8-K dated July 22, 2003.

Exhibit B -  Disclosure Statement Order

Not yet available.

Exhibit C - Seitel's Quarterly Report on Form 10-Q

pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

for the quarterly period ended March 31, 2003

As filed on May 15, 2003.

Exhibit D -  Seitel's Annual Report on Form 10K

pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934 for the annual period ended December 31, 2002,

including Seitel's audited consolidated financial statements for the period ended December 31, 2002

As filed on March 31, 2003.

Exhibit E -  Debtor's Liquidation Analysis
Exhibit E
Seitel, Inc and Subsidiaries
Hypothetical Liquidation Analysis
As of June 30, 2003
(See Footnotes)
	Non- Debtors Only (1)	Principal Operating Entities Only (1)	Seitel and No Asset Debtors Only (1)	Consolidated

Proceeds:
Cash	$ 3,792,743	$ 25,850,140	$ -	$ 29,642,883
Collection of Accounts, Notes and Other Receivables (2)	2,731,515	31,492,106	-	34,223,621
Sale of Data Library (3)	19,167,956	93,895,867	-	113,063,823
Sale of Property and Equipment (4)	1,491,174	1,357,439	744,583	3,593,196
Sale of O&G Properties (5)	-	28,127	-	28,127
Recovery of Prepaid Expenses and Other (6)	-	4,562	-	4,562
Recovery Of Deferred Tax Asset Through Refund (7)	-	-	12,063,107	12,063,107
Payments on Intercompany debt (8)	-	5,727,173	124
Equity distribution from subsidiaries (8)	-	-	14,568,932

Liquidation proceeds before cost of sale	$ 27,183,388	$ 158,355,414	$ 27,376,746	$ 192,619,319

Cost of sale (9)	(1,032,957)	(4,764,072)	(37,229)	(5,834,258)

Proceeds before payment of liabilities	$ 26,150,431	$ 153,591,342	$ 27,339,517	$ 186,785,061

Payment of Liabilities:
Administrative Costs (10)	-	-	7,000,000	7,000,000
Priority Tax Claims To Extent Of Proceeds From Each Debtor/Non-Debtor	719,132	411,324	30,000	1,160,456
Payment of Secured Claims To Extent of Proceeds from Collateral (11)	1,390,389	2,822,293	658,682	4,871,364

Total Administrative, Priority and Secured Claim Payments	$ 2,109,521	$ 3,233,617	$ 7,688,682	$ 13,031,821

Proceeds available for Unsecured Creditors	$ 24,040,910	$ 150,357,725	$ 19,650,835	$ 173,753,240

Total Unsecured Claims (12)	3,882,710	266,444,268	122,751,586	277,683,289
Payment of Intercompany Payables by Unrestricted Subsidiaries (8)	5,727,297	-	-

Cash Remaining after Unsecured Creditor Payments	$ 14,430,903	$ (116,086,543)	$ (103,100,751)	$ (103,930,049)

Equity Distribution to Parent (8)	(14,568,932)

Remaining Unsecured Claims Not Paid (13)	$ (138,030)	$ (116,086,543)	$ (103,100,751)	$ (103,930,049)

Estimated Percentage Recovery By Unsecured Creditors Assuming Liquidation	96.57%	56.43%	16.01%	62.57%

Footnotes To Hypothetical Liquidation Analysis

1/ The hypothetical liquidation analysis assumes that all sales are accomplished within a 12 month period. For purposes of the analysis, Seitel's non-Debtor subsidiaries were liquidated to determine the amount of intercompany debt and equity distributions available for payment to the Debtors.

2/ Assumes collection of all amounts outstanding at 95% of the face amount thereof.

3/ Assumes sale of the data library at 40% of the book carrying value at June 30, 2003.

4/ Assumes sale of property and equipment at 20% of the book carrying value at June 30, 2003. Property and equipment consists mainly of office furniture, fixtures and computer equipment.

5/ Assumes sale of the Debtors' remaining oil and gas properties at 20% of the book carrying value at June 30, 2003.

6/ Amount is based on analysis of prepaid assets at June 30, 2003. Prepaid assets principally relate to commission payments, insurance premiums and similar items for which cash payments have been made in earlier periods but which are charged to expense over time. Such amounts are not recoverable.

7/ Represents recovery of all remaining cash taxes previously paid the Debtors and the non-Debtors that are available for refund.

8/ Represents payment of intercompany debt or equity distributions (all of which results from the liquidation of non-Debtors) to each non-Debtor's respective obligee or parent company.

9/ Estimated at 5% of the proceeds from the sale of the data library, property and equipment and oil and gas properties..

10/ Estimated costs of professional fees and personnel during the liquidation process.

11/ Payment of secured claims (including lessors) to the extent of proceeds from the liquidation of the collateral securing or assets leased under each obligation. To the extent that liquidation proceeds were insufficient to repay 100% of such obligation, the deficiency is included in unsecured claims.

12/ Represents total unsecured claims based on the Debtors' and non-Debtors' books and records as of June 30, 2003. The amount shown in the analysis for the Debtors may differ from the amount included on Debtors' schedules because of transactions occurring between June 30, 2003 and July 21, 2003 when the Petitions in bankruptcy were filed. In addition, the Notes held by Berkshire are guaranteed by the most significant of the Debtors' principal operating subsidiaries. As a result, the Notes are included in full in the unsecured claims of the principal operating entities and the analysis assumes that proceeds available from such subsidiaries are used to satisfy all claims of such subsidiaries on a pro-rata basis, including the Notes. The amount of Notes not satisfied by distributions from the principal operating subsidiary guarantors is $115,395,275, and this amount is included as an unsecured claim in the analysis for Seitel, Inc. and the No Asset Debtors.

13/ The amount not recovered by creditors of the non-Debtors relate principally to commissions accrued and not paid by an international subsidiary.